UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

(Amendment No.  )

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SEQUENTIAL BRANDS GROUP, INC.

(Name of Registrant as Specified In Its Charter)

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SEQUENTIAL BRANDS GROUP, INC.
5 Bryant Park, 30th Floor
New York, New York 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Wednesday, May 27, 2015

To the Stockholders of Sequential Brands Group, Inc. (formerly known as People’s Liberation, Inc.):

Notice is hereby given that the 2015 annual meeting of stockholders of Sequential Brands Group, Inc. (the “Company”) will be held at 5 Bryant Park, 30th Floor, New York, New York 10018 on Wednesday, May 27, 2015 at 10:00 a.m. Eastern Time, for the following purposes:

1.	To elect two (2) Class I members of the Company’s board of directors for a three-year term;
2.	To ratify the selection of CohnReznick LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015;
3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers (“say-on-pay”);
4.	To approve the Executive Incentive Bonus Plan (the “2015 Executive Bonus Plan”); and
5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The board of directors has fixed the close of business on April 6, 2015 as the record date for determination of stockholders entitled to notice of, and to vote at, the meeting and any of its adjournments or postponements.

You are cordially invited to attend the 2015 annual meeting of stockholders in person. However, you must be a stockholder of record at the close of business on April 6, 2015 to vote at the meeting.

YOUR VOTE IS VERY IMPORTANT.  Whether or not you plan to attend the 2015 annual meeting of stockholders, we strongly encourage you to vote. Please vote as soon as possible, even if you plan to attend the 2015 annual meeting of stockholders in person. You have three options for submitting your vote prior to the date of the 2015 annual meeting of stockholders: internet, telephone or mail. If you have received a Notice of Internet Availability of Proxy Materials, you should follow the instructions for voting provided in that notice. If you requested a hard copy of the Proxy Statement, fill in, date and sign the enclosed proxy card and mail it promptly in the envelope provided. If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority to vote your shares only on routine matters, such as the ratification of the selection of our independent registered public accounting firm (Proposal No. 2), even if the broker does not receive voting instructions from you. Your broker does not have discretionary authority to vote on non-routine matters without instructions from you, in which case a “broker non-vote” will occur and your shares will not be voted on these matters. Non-routine matters include the election of directors (Proposal No. 1), the say-on-pay vote (Proposal No. 3) and the approval of the 2015 Executive Bonus Plan (Proposal No. 4).

Date These Proxy Materials Are First Being Made Available on the internet: on or about April 16, 2015.

April 16, 2015	By Order of the Board of Directors
/s/ William Sweedler William Sweedler Chairman of the Board of Directors

i

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 27, 2015

The notice of Annual Meeting, the proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 are available on our website at http://www.sequentialbrandsgroup.com. Additionally, in accordance with Securities and Exchange Commission rules, you may access our proxy materials at www.investorvote.com/SQBG.

YOUR VOTE IS IMPORTANT.  WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, WE URGE YOU TO VOTE. IF YOU HAVE RECEIVED A NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS, YOU SHOULD FOLLOW THE INSTRUCTIONS FOR VOTING PROVIDED IN THAT NOTICE. IF YOU REQUESTED A HARD COPY OF THE PROXY STATEMENT, FILL IN, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENVELOPE PROVIDED. YOUR PROMPT RETURN OF THE PROXY CARD WILL HELP AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION TO ASSURE A QUORUM AT THE MEETING.

THE ANNUAL MEETING OF STOCKHOLDERS WILL BE HELD ON MAY 27, 2015

SEQUENTIAL BRANDS GROUP, INC.
5 Bryant Park, 30th Floor
New York, New York 10018

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held Wednesday, May 27, 2015

GENERAL INFORMATION AND VOTING RIGHTS

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the board of directors of Sequential Brands Group, Inc. (the “Board of Directors”), a Delaware corporation formerly known as People’s Liberation, Inc., for use at the 2015 annual meeting of stockholders (the “Annual Meeting”) to be held at 5 Bryant Park, 30th Floor, New York, New York on Wednesday, May 27, 2015 at 10:00 a.m. Eastern Time, and any adjournments or postponements thereof. We anticipate that the Notice of Annual Meeting of Stockholders will first be mailed or given to our stockholders and the proxy materials will first be made available on the internet on or about April 16, 2015.

Your vote is important.  If your shares are registered in your name, you are a stockholder of record. If your shares are held in an account at a brokerage firm, bank, dealer or other similar organization or other nominees, then you are the beneficial owner of the shares and your shares are held in “street name.” We encourage you to vote by proxy so that your shares will be represented and voted at the meeting even if you cannot attend. If your shares are held in street name, the organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting and you must obtain a proxy, executed in your favor, from such organization in order to be able to vote at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy at any time before the meeting either by filing with the Secretary of the Company at our principal offices a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and expressing a desire to vote your shares in person. If you hold your shares in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Only holders of record of our common stock at the close of business on April 6, 2015 will be entitled to vote at the Annual Meeting on the proposals described in this Proxy Statement. On the record date, there were 39,651,849 shares of common stock outstanding. On all matters to come before the Annual Meeting, each holder of record of common stock is entitled to one vote for each share of common stock. The shares of common stock held in our treasury, which are not considered outstanding, will not be voted.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the nominees to the Board of Directors, the persons named as proxies and acting thereunder will have discretion to vote on these matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. As of the date of this notice, we have not received notice of any other matters that may be properly presented at the Annual Meeting.

Election of Directors:  The affirmative vote of the majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election to the Board of Directors of each of the nominees for director. If the quorum is present, the two nominees for election as Class I directors who receive the highest number of “For” votes will be elected directors. Brokers, banks and other financial institutions can no longer vote your stock on your behalf for the election of directors if you have not provided instructions on your voting instruction form. For your vote to be counted, you must submit your voting instructions to your broker or custodian. Abstentions will be counted as present for the purposes of this vote and, therefore, will have the same effect as a vote against the nominees for director. Broker non-votes will not be counted as present and are not entitled to vote on the nominees for director.

Ratification of CohnReznick LLP as the Independent Registered Public Accounting Firm for the Year Ending December 31, 2015:  Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of the majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be counted as present for the purposes of this vote and, therefore, will have the same effect as a vote against this proposal. Broker non-votes will be counted as present and are entitled to vote on the proposal.

Advisory Vote to Approve Named Executive Officer Compensation:  Adoption of the non-binding advisory vote on compensation of our named executive officers requires the affirmative vote of the majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be counted as present for the purposes of this vote and, therefore, will have the same effect as a vote against this proposal. Broker non-votes will not be counted as present and are not entitled to vote on this proposal.

Approval of the 2015 Executive Bonus Plan:  Approval of the 2015 Executive Bonus Plan requires the affirmative vote of the majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be counted as present for the purposes of this vote and, therefore, will have the same effect as a vote against this proposal. Broker non-votes will not be counted as present and are not entitled to vote on this proposal.

In order for us to conduct the Annual Meeting, the holders of a majority of the shares of the common stock outstanding as of April 6, 2015, must be present at the Annual Meeting in person or by proxy. This is referred to as a quorum. Abstentions and broker non-votes will be included in the number of shares present at the Annual Meeting for determining the presence of a quorum.

If you hold your shares directly in your own name, your shares will not be voted if you do not vote them or provide a proxy. If you hold your shares directly in your own name and you sign and return your proxy card (including over the internet or by telephone) but do not include voting instructions, your proxy will be voted as the Board of Directors recommends on each proposal.

If you hold your shares in “street name” and do not provide voting instructions to your bank, broker or other custodian, your broker may vote your shares on “routine” matters even if you do not provide a proxy. A “broker non-vote” occurs when a beneficial owner of shares held by a broker, bank or other nominee fails to provide the record holder with voting instructions on any non-routine matters brought to a vote at the meeting. The only routine matter to be voted on at the Annual Meeting is the ratification of our independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal No. 2). If a brokerage firm votes your shares on these matters in accordance with these rules, your shares will count as present at the Annual Meeting for purposes of establishing a quorum and will count as “for” vote or “against” vote, as the case may be, depending on how the broker votes. If a brokerage firm signs and returns a proxy on your behalf that does not contain voting instructions, your shares will count as present at the Annual Meeting for quorum purposes and will be voted in connection with the selection of our independent registered public accounting firm for the fiscal year ending December 31, 2015, but will not count as a “for” vote for any other matter, including the election of the nominees for directors. Because brokers require their customers’ direction to vote on non-routine matters, it is critical that the stockholders provide their brokers with voting instructions with respect to the proposals involving non-routine matters (Proposal No. 1, Proposal No. 3 and Proposal No. 4).

ANNUAL MEETING ADMISSION

Only stockholders and certain other permitted attendees may attend the Annual Meeting. If you plan to attend the Annual Meeting in person, we ask that you also complete and return the reservation form attached to the end of the Proxy Statement. Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Admission to the Annual Meeting will be on a first-come, first-served basis. Proof of the Company’s stock ownership as of the record date, along with photo identification, will be required for admission. The street name holders will need to bring a copy of a brokerage statement reflecting their stock ownership as of the record date. No cameras, recording equipment, electronic devices, use of cell phones or other mobile devices, large bags or packages will be permitted at the Annual Meeting.

SOLICITATION OF PROXIES

We will bear the expense of soliciting proxies. Our directors, officers and other employees may solicit proxies in person, by telephone, by mail or by other means of communication, but such persons will not be specially compensated for such services. While we presently intend that solicitations will be made only by directors, officers and employees of the Company, we may also retain outside brokers, banks, custodians, nominees and other fiduciaries to assist in the solicitation of proxies. Any reasonable charges and expenses incurred in connection with the use of such outside solicitors will be paid by the Company.

HOUSEHOLDING

The Company has chosen to follow the “notice only” option for stockholders, which requires that only a Notice of Internet Availability of Proxy Materials be mailed to stockholders. Stockholders who receive the Notice of Internet Availability of Proxy Materials and wish to receive hard copies of the proxy materials may receive such copies by making a request on-line at www.investorvote.com/SQBG. To reduce the expense of delivering duplicate proxy materials to our stockholders, we are relying on the rules of the Securities and Exchange Commission (the “SEC”) that permit us to deliver only one set of proxy materials, including our Proxy Statement, proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “2014 Annual Report”) to stockholders who share an address, unless we receive contrary instructions from any stockholder at that address. This practice, known as “householding,” reduces duplicate mailings, thus saving printing and postage costs as well as natural resources. Each stockholder retains a separate right to vote on all matters presented at the Annual Meeting. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you wish to receive a separate copy of the 2014 Annual Report or other proxy materials, free of charge, or if you wish to receive separate copies of future annual reports or proxy materials, please mail your request to Sequential Brands Group, Inc., 5 Bryant Park, 30th Floor, New York, New York 10018, attention: Investor Relations, or call us at (646) 564-2577.

STOCKHOLDER LIST

For at least ten days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting, arranged in alphabetical order, showing the address of and number of shares registered in the name of each stockholder, will be open for examination by any stockholder, for any purpose related to the Annual Meeting, during ordinary business hours at our principal executive offices. The list will also be available for examination at the Annual Meeting.

VOTING RESULTS OF THE ANNUAL MEETING

Voting results will be published in a Current Report on Form 8-K issued by us within four (4) business days following the Annual Meeting and will be reported on our website at www.sequentialbrandsgroup.com.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation provides that the number of directors of the Company shall be fixed from time to time exclusively by the Board of Directors, but shall not be less than two (2) nor more than fifteen (15). The Board of Directors has fixed the number of directors at seven (7).

Our Board of Directors is divided into three classes designated Class I, Class II and Class III. Directors hold office for staggered terms of three years. One of the three classes is elected each year to succeed the directors whose terms are expiring.

Yehuda Shmidman and William Sweedler serve as the Class I directors, Rodney Cohen, Stewart Leonard, Jr. and Gary Johnson serve as the Class II directors, and Al Gossett and Aaron Hollander serve as the Class III directors. The Class I, Class II and Class III directors serve terms that expire in 2015, 2016 and 2017, respectively.

The Board of Directors has nominated Yehuda Shmidman and William Sweedler for election at the Annual Meeting to serve as the Class I directors. If elected, Mr. Shmidman and Mr. Sweedler will serve until the annual meeting of stockholders to be held in 2018 or until their respective successors have been duly elected and qualified or until they otherwise cease to serve as directors.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named above. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies will be voted for such other nominee(s) as shall be designated by the then current Board of Directors to fill any vacancy. We have no reason to believe that the nominees will be unable or unwilling to serve if elected as directors.

The principal occupation and certain other information about the nominees and our directors and executive officers are set forth on the following pages.

Directors and Executive Officers

The following table sets forth certain information with respect to the nominees and the directors and executive officers of the Company as of April 6, 2015. The nominees are currently directors of the Company.

Name	Age	Position with the Company	Independent (Y/N)	Director Since
Class I Director Nominees: (Current Terms Expiring in 2015)
Yehuda Shmidman	33	Class I Director, Chief Executive Officer and Secretary	N	2012
William Sweedler	48	Class I Director and Chairman of the Board of Directors	N	2012
Class II Directors: (Terms Expiring in 2016)
Rodney Cohen	49	Class II Director	N	2014
Stewart Leonard, Jr.	60	Class II Director	Y	2013
Gary Johnson	60	Class II Director	Y	2013
Class III Directors: (Terms Expiring in 2017)
Al Gossett	61	Class III Director	Y	2011
Aaron Hollander	58	Class III Director	Y	2013
Other Executive Officers:
Gary Klein	39	Chief Financial Officer

Committee Membership

Name	Audit	Compensation	Governance
Stewart Leonard, Jr.	X		X
Gary Johnson		X	X
Al Gossett	X	X	X
Aaron Hollander	X	X

Board of Directors and Nominees

Yehuda Shmidman is a nominee for election at the Annual Meeting and was appointed Chief Executive Officer on November 19, 2012 and was selected to become a director of the Company because his knowledge of managing and developing brands, along with industry experience, makes him a valuable member of our Board of Directors. Prior to joining the Company, Mr. Shmidman served as the Chief Operating Officer (“COO”) and executive officer of Iconix Brand Group, Inc. (NASDAQ: ICON) (“Iconix”). Mr. Shmidman first joined Iconix in 2005 and held multiple positions of increasing responsibility during his seven year tenure leading up to his promotion to COO in 2010. Mr. Shmidman’s responsibilities at Iconix ranged from head of global business development to direct involvement with corporate initiatives related to mergers and acquisitions, global joint ventures, corporate finance and investor relations. Mr. Shmidman also serves on the board of the YMA Fashion Scholarship Fund, a non-profit organization dedicated to advancing the fashion industry by encouraging gifted and enterprising young people to pursue careers in design, merchandising, retailing and related businesses. Mr. Shmidman received a Bachelor of Arts degree magna cum laude in Political Science from Yeshiva University.

William Sweedler is a nominee for election at the Annual Meeting and joined our Board of Directors as Chairman on February 22, 2012. Mr. Sweedler was selected to become a director of the Company because of his knowledge of the consumer industry and his experience in managing and developing brands makes him a valuable member of our Board of Directors. Mr. Sweedler was appointed to the Board of Directors in connection with our financing transaction with TCP WR Acquisition, LLC (“TCP WR”) in February 2012 (see the heading “Certain Relationships and Related Transactions” below for further information). Mr. Sweedler is presently co-founder and managing partner of Tengram Capital Partners L.P., a consumer private equity firm formed to invest in the consumer and retail sectors. He was formerly Chairman and Chief Executive Officer of Windsong Brands LLC, a diversified brand development and investment company that specialized in the acquisition, growth, licensing and comprehensive management of consumer branded intellectual property and businesses. Mr. Sweedler has over 25 years of experience in the consumer sector as an operator and strategic investor. Current portfolio companies and investments include Robert Graham, Nest Fragrances, Laura Geller, DevaCurl, Tommie Copper, Luciano Barbera, and Carlos Falchi. Prior to founding Windsong Brands LLC, Mr. Sweedler was President and Chief Executive Officer of Joe Boxer, a wholly owned division of Iconix, of which he was Executive Vice President and Director. Prior to Mr. Sweedler joining Iconix, he was a founder of Windsong Allegiance Group LLC (“WAG”), a diverse apparel marketer and brand manager. While Chief Executive Officer of WAG, he led the acquisition and restructuring of Joe Boxer and Hathaway Shirt Company. Mr. Sweedler has served as a director of various public entities including Design Within Reach, Iconix Brand Group, Bank of Westport, and Talon International. He is currently Co-Chairman of Robert Graham and Carlos Falchi. In addition, he is also a director at Nest Fragrances. Mr. Sweedler graduated from Babson College with a B.S. in finance and investments and joined Polo Ralph Lauren for four years prior to co-founding WAG.

Rodney S. Cohen joined the Board of Directors on August 15, 2014 and was selected to become a director because his knowledge and experience in managing and developing brands makes him a valuable member of our Board of Directors. Mr. Cohen was appointed to the Board of Directors in connection with the Company’s acquisition of Galaxy Brand Holdings, Inc. Mr. Cohen is a Managing Director and Co-Head of Carlyle Growth Partners and Carlyle Equity Opportunity Fund, which represent the U.S. smaller and middle market buyout activities of The Carlyle Group. Mr. Cohen is based in New York. Prior to joining Carlyle in 2010, Mr. Cohen was with Pegasus Capital Advisors, a middle-market investment firm, where he was a Co-Managing Partner. In his two decades of private equity investing, operational restructuring and legal advisory work, Mr. Cohen has invested in a variety of sectors including commodities, natural resources, media, consumer, financial services, security and industrials. Mr. Cohen joined Pegasus in 1996. From 1993 to 1996, he consulted and managed several diverse business ventures. Prior to that, Mr. Cohen practiced law with Anderson Kill Olick and Oshinsky P.C. Mr. Cohen earned his J.D. from Columbia Law School where he was a Harlan Fiske Stone Scholar and his B.A. from Franklin and Marshall College. He serves as a trustee and executive committee member of the Randall’s Island Sports Foundation, on the Franklin and Marshall Leadership Council and as a board member of the After School All Stars.

Stewart Leonard, Jr. joined our Board of Directors on May 1, 2013 and was selected to become a director of the Company because his experience as an owner and operator of retail stores makes Mr. Leonard, Jr. a valuable member of our Board of Directors. Mr. Leonard, Jr. is currently Chief Executive Officer of Stew Leonard’s, a unique family-owned and operated, farm-fresh grocery and wine store chain. During Mr. Leonard, Jr.’s tenure at Stew Leonard’s, which began in 1991, Stew Leonard’s has grown to include four supersized food stores and nine wine stores across Connecticut, New York and New Jersey. The stores are among the nation’s best performing per square foot, generating approximately $400 million in annual sales. The company also employs more than 2,000 team members and is consistently recognized by Forbes Magazine’s “100 Best Companies to Work For” list. Mr. Leonard, Jr. earned a B.S. degree from Ithaca College and received an MBA from UCLA.

Gary Johnson joined our Board of Directors on May 1, 2013. Mr. Johnson is an entrepreneur who has founded and built several companies over his professional career. His extensive background in both public and private equity owned companies in the financial, business and direct marketing services industries makes Mr. Johnson a valuable member of our Board of Directors. Mr. Johnson currently serves as Chairman of CAN Capital, a 16-year old financial services company that has funded over 100,000 small retail businesses with over $4 billion of capital. Prior to this, Mr. Johnson served as Chairman and Chief Executive Officer of Vertrue Inc., one the nation’s leading consumer marketing companies which was listed on NASDAQ from 1997 to 2007. Mr. Johnson earned a B.S. degree in civil engineering from Tufts University and received an MBA from Harvard Business School.

Al Gossett joined our Board of Directors on December 14, 2011 and was selected to become a director of the Company because his experience in managing brands makes him a valuable member of our Board of Directors. Mr. Gossett was appointed to the Board of Directors in connection with the restructuring of the ownership of our William Rast branded apparel business. Mr. Gossett is President, Chief Executive Officer and owner of Gossett Automotive Group, which he founded in 1988. Gossett Automotive Group consists of 15 automotive dealerships located in Memphis, TN. The various brands under this umbrella of dealerships include two (2) Volkswagen, two (2) Kia, two (2) Hyundai, Porsche, Audi, Chrysler, Jeep, Dodge, Ram, Mazda, Mitsubishi and FIAT. Mr. Gossett has been involved in the auto dealership industry since 1975. In 1988, he acquired his first dealership. During the course of his career, Mr. Gossett has chaired or served on a number of district, regional and national dealer boards within the industry, including Chrysler, Jeep, Dodge, Chrysler Financial, Volkswagen, Volkswagen Financial, Suzuki and AIADA. He has received numerous awards for his accomplishments within the automotive industry. Since June 2009, Mr. Gossett has served on the board of directors of Landmark Community Bank in Collierville, TN, a suburb of Memphis, TN. Since 2005, Mr. Gossett has also served as the managing partner of JALP, LLC (d/b/a ful), a wholesale business engaged in the global distribution of backpacks, luggage and apparel. An avid sports enthusiast, Mr. Gossett is in the ownership group of the Memphis Grizzlies, an NBA team located in Memphis, TN. He is active in charities supporting children in various capacities and has been a strong supporter and advocate of St. Jude’s Children’s Research Hospital, Le Bonheur Children’s Hospital and Make-A-Wish, all located in Memphis, as well as many other causes and charities nationwide. Mr. Gossett attended Northwestern University.

Aaron Hollander became a director of the Company on September 11, 2013. Mr. Hollander was selected to become a director of the Company because of his accounting, financial and professional management experience. Mr. Hollander is currently Chairman, CEO and President of First Aviation Services Inc., a leading worldwide provider of maintenance, repair and overhaul services to the aerospace industry. From December 2001 to July 2009, Mr. Hollander also served as the CEO of Skip Barber Racing School LLC and, from 1993 until February 2012, served as Chairman and the CEO of Imtek, LLC, an agency that provides direct marketing, printing, fulfillment, and location intelligence services to clients across a variety of industries. Earlier, Mr. Hollander co-founded First Equity Group, advising the aerospace and defense industries on significant transactions impacting those sectors. Prior to co-founding First Equity Group, Mr. Hollander worked for the Boston Consulting Group, and as a CPA and CMA with Arthur Young & Company (now Ernst & Young). Mr. Hollander received his B.S. in Economics from the Wharton School, University of Pennsylvania and earned an MBA with distinction from Harvard Business School.

Other Executive Officers

Gary Klein was appointed as our Chief Financial Officer on November 29, 2012. Mr. Klein, until his appointment, served as the Vice President of Finance at Iconix since 2008. Mr. Klein joined Iconix in 2005, and during his seven year tenure was regularly involved in matters relating to financial planning and analysis, reporting and accounting, corporate finance, investor relations, mergers and acquisitions and Iconix’s management information systems. From February 2005 to December 2005, Mr. Klein served at TV Guide Publishing Group as the Director of Financial Planning and Analysis, and from May 2001 to February 2005, Mr. Klein served as Finance Manager at Columbia House, one of the world’s largest licensees of content for music and film. Prior to that time, Mr. Klein served at Office.com as a senior accountant and at Rosen, Seymour, Shapps, Martin & Co., a public accounting firm, as a staff accountant. Mr. Klein earned a bachelor’s degree in accounting from the University at Albany in 1998.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT

CORPORATE GOVERNANCE

Meetings and Committees

The Board of Directors held twelve (12) meetings during 2014, including five (5) meetings by unanimous written consent. Each current director, while serving as a director, attended at least 75% of all the meetings of the Board of Directors and the committees on which such director served. While we have not established a policy with respect to members of the Board of Directors attending annual meetings, directors are generally in attendance at the annual meeting of stockholders. Our 2014 annual meeting of stockholders was attended by all of the directors then serving.

Effective September 24, 2013, our shares of common stock are listed on The NASDAQ Stock Market LLC (“NASDAQ”) and are subject to the NASDAQ listing standards that require us to have a majority of our Board of Directors comprised of independent directors and separate committees comprised of independent directors. The NASDAQ definition of independent director includes a series of objective tests. Specifically, a director is deemed independent under the NASDAQ listing rules if such director is not an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Generally, the following persons are not considered independent:

•	a director who is, or at any time during the past three years was, employed by the Company;
•	a director who accepted, or who has a family member who accepted, any compensation from the Company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than compensation for board or board committee service, compensation paid to a family member who is an employee (other than an executive officer) of the Company, benefits under a tax-qualified retirement plan, or non-discretionary compensation;
•	a director who is a family member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;
•	a director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than payments arising solely from investments in the Company’s securities or payments under non-discretionary charitable contribution matching programs;
•	a director who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company served on the compensation committee of such other entity; or
•	a director who is, or has a family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

The Board of Directors has affirmatively determined that four of our seven current directors, namely Mr. Leonard, Jr., Mr. Johnson, Mr. Gossett and Mr. Hollander, are “independent” as that term is defined in Section 5605(a)(2) of the NASDAQ Stock Market’s Listing Rules. Mr. Sweedler does not meet the independence requirements of Section 5605(a)(2) of the NASDAQ Stock Market’s Listing Rules because he is a managing member of Tengram Capital Associates (“TCA”), an entity affiliated with Tengram Capital Partners, L.P. (“TCP”), to which the Company made payments in excess of $1.0 million in 2014 and 2013 (see “Certain Relationships and Related Transactions — Reportable Related Party Transactions” for further information). Mr. Cohen does not meet the independence requirements of Section 5605(a)(2) of the NASDAQ Stock Market’s Listing Rules because he is a managing director and co-head of the Carlyle Entities which are general partners of Carlyle Galaxy Holdings L.P., which is one of the Company’s largest stockholders. Mr. Shmidman is our Chief Executive Officer. Further, Mr. Eby, a former member of the Board of Directors who served in 2014, did not meet the independence requirements of Section 5605(a)(2) of the NASDAQ

Stock Market’s Listing Rules because he is a managing member of TCA, which is the general partner of the managing member of each of TCP WR, TCP SQBG Acquisition, LLC and TCP SQBG II LLC. As previously disclosed by the Company, Mr. Eby resigned from the Board of Directors effective August 15, 2014, and the Board of Directors elected Mr. Cohen as a Class II Director to fill the vacancy created by Mr. Eby’s resignation.

The Board of Directors has established a separately designated audit committee (the “Audit Committee”), compensation committee (the “Compensation Committee”) and governance committee (the “Governance Committee”) of the Board of Directors. Our Board of Directors may also establish special committees from time to time to perform specifically delegated functions. The Board of Directors has adopted a written charter that governs the conduct and responsibilities of each of the Audit Committee, Compensation Committee and Governance Committee, copies of which may be found on our website at www.sequentialbrandsgroup.com in the section titled “Investor Relations — Corporate Governance”. You may also request printed copies of the charter(s) by sending written request to the Secretary at the address set forth on the cover of this Proxy Statement.

Audit Committee.  Our Audit Committee held five (5) meetings during 2014. The Audit Committee is chaired by Mr. Hollander, and includes Mr. Gossett and Mr. Leonard, Jr., all of whom qualify as “independent” directors within the meaning of Section 5605(a)(2) of the NASDAQ Stock Market’s Listing Rules and Rule 10A-3(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Board of Directors has determined that Mr. Hollander qualifies as an audit committee “financial expert” within the meaning of the rules and regulations of the SEC and that each of our other Audit Committee members is able to read and understand fundamental financial statements and has substantial business experience that results in that member’s financial sophistication. Among other responsibilities, the Audit Committee reviews the scope and results of quarterly reviews and the year-end audit with management and the independent auditors, reviews and discusses the adequacy of our internal controls, and recommends to the Board of Directors selection of independent auditors for the coming year. The Audit Committee operates under a written charter, which was adopted by the Board of Directors and is available on our website www.sequentialbrandsgroup.com in the section titled “Investor Relations — Corporate Governance.”

Compensation Committee.  Our Compensation Committee held seven (7) meetings during 2014, including three (3) meetings by unanimous written consent. The Compensation Committee includes Mr. Hollander, Mr. Gossett and Mr. Johnson, all of whom qualify as “independent” directors within the meaning of Section 5605(a)(2) of the NASDAQ Stock Market’s Listing Rules, including the enhanced independence requirements applicable to members of compensation committees. The Compensation Committee is primarily responsible for determining the annual salaries and other compensation of directors and executive officers and administering our equity compensation plans. In connection with its deliberations, the Compensation Committee seeks the views of the management with respect to appropriate compensation levels of the other officers and directors and may recruit compensation experts to provide independent advice regarding market trends and other competitive considerations. During the fiscal year ended December 31, 2014, the Compensation Committee did not retain the services of compensation consultants to determine or recommend the amount or form of executive and director compensation. The Compensation Committee operates under a written charter, which was adopted by the Board of Directors and is available on our website www.sequentialbrandsgroup.com in the section titled “Investor Relations — Corporate Governance”. The Compensation Committee has the authority to delegate its responsibilities listed in the Compensation Committee charter to subcommittees if the Compensation Committee determines such delegation would be in the best interest of the Company.

Governance Committee.  Our Governance Committee includes Mr. Gossett, Mr. Johnson and Mr. Leonard, Jr., all of whom qualify as “independent” directors within the meaning of Section 5605(a)(2) of the NASDAQ Stock Market’s Listing Rules. The Governance Committee reviews and makes recommendations regarding the functioning of the Board of Directors as an entity, recommends corporate governance principles applicable to the Company and assists the Board of Directors in its reviews of the performance of the Board of Directors and each of its committees. The Governance Committee did not meet in 2014. The Governance Committee operates under a written charter, which was adopted by the Board of Directors and is available on our website www.sequentialbrandsgroup.com in the section titled “Investor Relations — Corporate Governance.”

Director Nominations

Although we do not have a standing nominating committee or a nominating committee charter, the functions customarily delegated to a nominating committee are performed by our full Board of Directors. Our full Board of Directors reviews those members of the Board of Directors who are candidates for election to our Board of Directors and makes the determination to nominate a candidate who is a current member of the Board of Directors for election for the next term. The Board of Directors’ methods for identifying candidates for election to the Board of Directors (other than those proposed by our stockholders, as discussed below, and other than candidates that we are contractually obligated to nominate pursuant to written agreements) include the solicitation of ideas for possible candidates from a number of sources, including existing members of the Board of Directors, our executive officers, individuals personally known to the members of the Board of Directors and other research. We may also from time to time retain one or more third-party search firms to identify suitable candidates.

In carrying out its function to nominate candidates for election to our Board of Directors, our Board of Directors considers the mix of skills, experience, character, commitment and diversity of background, all in the context of the requirements of our Board of Directors at that point in time. Our Board of Directors believes that each candidate should be an individual who has demonstrated integrity and ethics in such candidate’s personal and professional life, has an understanding of elements relevant to the success of a publicly-traded company and has established a record of professional accomplishment in such candidate’s chosen field. Each candidate should be prepared to participate fully in our Board of Directors’ activities, including attendance at and active participation in meetings of our Board of Directors, and not have other personal or professional commitments that would, in our Board of Directors’ judgment, interfere with or limit such candidate’s ability to do so. Our Board of Directors has no stated specific minimum qualifications that must be met by a candidate for a position on our Board of Directors.

Our Board of Directors will consider nominees recommended by stockholders. A stockholder of the Company may nominate one or more persons for election as a director at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our amended and restated bylaws (the “Bylaws”). In addition, the notice must be made in writing and set forth as to each proposed nominee who is not an incumbent director (i) their name, age, business address and, if known, residence address, (ii) their principal occupation or employment, (iii) the class and number of shares of the Company’s stock owned beneficially and of record by such person and (iv) any other information concerning the nominee that must be disclosed respecting nominees in proxy solicitations pursuant to Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 14a-11 thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected. The recommendation should be addressed to our Secretary. For a stockholder recommendation to be considered by our Board of Directors as a potential candidate at an annual meeting, nominations must be received on or before the deadline for receipt of stockholder proposals for such meeting. If a stockholder decides to nominate a candidate for director and solicits proxies for such candidate, the stockholder will need to follow the rules set forth by the SEC and in the Bylaws as they pertain to director nominations.

Based on the foregoing and the Company’s obligations pursuant to the Amended and Restated Stockholders Agreement, dated as of March 27, 2013, by and between the Company and TCP WR., which provides TCP WR with the right to nominate a number of nominees for director such that the number of directors that will be serving on the Board of Directors (determined immediately following the election of directors and assuming that the director nominee(s) designated by TCP WR are elected to the Board of Directors) that have been appointed or nominated by TCP WR equals three (3), the Board of Directors nominated Yehuda Shmidman and William Sweedler for re-election as Class I members of the Board of Directors, subject to stockholder approval, for a three-year term ending on or around the date of the 2018 annual meeting of stockholders.

Board Leadership Structure

In connection with the closing of our financing transaction with TCP WR in February 2012, Mr. Sweedler was appointed Chairman of our Board of Directors. On November 19, 2012, Mr. Shmidman became our Chief Executive Officer and Secretary. The Board of Directors believes that its current leadership structure best serves the objectives of the Board of Directors’ oversight of management, the ability of the Board of Directors to carry out its roles and responsibilities on behalf of the stockholders and our overall corporate governance. The Board of Directors also believes that the current separation of the Chairman and Chief Executive Officer roles allows the Chief Executive Officer to focus his time and energy on operating and managing our business and leverages the experience and perspectives of our Chairman, who has a deep knowledge of the consumer industry and significant experience in managing and developing brands. The Board of Directors, however, periodically reviews the leadership structure and may make changes in the future.

Diversity

The Board of Directors does not have a formal policy with respect to director nominee diversity. In selecting the nominees, the Board of Directors is committed to building and maintaining an ideal mix of talent and experience to achieve our business objectives in the current environment. In particular, the Board of Directors considers expertise, depth of knowledge in key areas that are important to us and diversity of thought, background, perspective and experience so as to facilitate robust debate and broad thinking on strategies and tactics pursued by us. The Board of Directors believes this diversity is demonstrated in the range of experiences, qualifications and skills of the current members of the Board of Directors.

Communications with the Board of Directors

You may communicate with our Board of Directors, or with any individual director, by sending communications via email to board@sbg-ny.com or by telephoning the Secretary at the Company’s principal executive offices, who will then relay the communications to the Board of Directors.

Communications are relayed to the Board of Directors, or to any individual director, depending on the facts and circumstances described in the communication. In that regard, the Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board of Directors be excluded, including junk mail and mass mailings, product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be relayed, with the provision that any communication that is not relayed will be made available to any director upon such director’s request.

Any interested party, including any employee, may make confidential, anonymous submissions regarding questionable accounting or auditing matters or internal accounting controls and may communicate directly with the Chairman by letter to 5 Bryant Park, 30th Floor, New York, New York 10018, marked for the attention of the Chairman, as applicable.

Board Oversight of Risk Management

Our Board of Directors, as a whole and also at the committee level, is responsible for overseeing risk management. A fundamental part of risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of our Board of Directors in setting our business strategy is a key part of our assessment of risk management and the determination of what constitutes an appropriate level of risk for the Company. Members of our Board of Directors discuss with management our major risk exposures, including with respect to the Company’s credit, liquidity, proposed acquisitions and operations as well as other risks associated with the Company’s business, their potential impact on the Company and the steps taken by management to manage these risks. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements as well as the Company’s benefit plans. The Audit Committee oversees management of financial risks and potential conflicts of interest with related parties. The Governance Committee oversees risks associated with the independence of the Board of Directors. In addition, our Board of Directors and its committees may retain, on such terms as they determine in their sole discretion, independent legal, financial and other consultants and advisors to advise and assist them in fulfilling their oversight responsibilities.

Compensation of Directors and Officers

The Compensation Committee determines the compensation to be paid to our officers and directors, with recommendations from management as to the amount and/or form of such compensation. While our Compensation Committee may utilize the services of consultants in determining or recommending the amount or form of executive and director compensation, neither the Company nor the Compensation Committee engaged consultants for this purpose during the year ended December 31, 2014.

Code of Ethics and Business Conduct

We have adopted a written code of ethics (the “Code of Ethics”) applicable to all members of the Board of Directors and to all of our employees and executive officers, including our Chief Executive Officer and Chief Financial Officer. The Code of Ethics constitutes a “code of ethics” as defined by applicable SEC rules and a “code of conduct” as defined by applicable NASDAQ Stock Market’s Listing Rules. The Code of Ethics has been publicly filed with the SEC and is incorporated by reference as an exhibit to the 2014 Annual Report. Our Code of Ethics is also made available on our website located at www.sequentialbrandsgroup.com in the section titled “Investor Relations — Corporate Governance.” You may also request a copy of the Code of Ethics by writing or calling us at:

Sequential Brands Group, Inc.

Attn: Investor Relations
5 Bryant Park, 30th Floor
New York, New York 10018
(646) 564-2577

Any amendment or waiver of the Code of Ethics pertaining to a member of the Board of Directors or one of our executive officers will be disclosed on our website within four business days. We granted no waivers under our Code of Ethics in 2014.

Compensation Committee Interlocks and Insider Participation

None of the current members of our Compensation Committee is, or has ever been, an officer or employee of the Company or any of its subsidiaries. In addition, during the last fiscal year, no executive officer of the Company served as a member of the board of directors or the compensation committee of any other entity that has one or more executive officers serving on our Board of Directors or our Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Determination of Executive Compensation

The Compensation Committee of the Board of Directors is responsible for overseeing the Company’s executive compensation policies and practices, including levels and structure of compensation for the Company’s executive officers, which are ultimately submitted to the Board of Directors for ratification. Specifically, the Compensation Committee is responsible for:

•	Formulating, evaluating and approving compensation for the Company’s executive officers, including the Chief Executive Officer and Chief Financial Officer. The Company’s compensation policies are intended to reward executive officers for their contributions to the Company’s growth and profitability, recognize individual initiative, leadership, achievement, and other valuable contributions to the Company. An additional goal is to provide competitive compensation that attracts and retains qualified and talented executive officers. The Compensation Committee may consult with the Chief Executive Officer on the performance of the Company’s other executive officers. However, the Chief Executive Officer shall not be present during any Compensation Committee deliberations or voting with respect to his or her compensation but may participate in discussions regarding compensation for the Company’s other executive officers;
•	Overseeing and approving all compensation programs involving the issuance of the Company’s stock and other equity securities under the Company’s long-term incentive plans. Equity grants will be made in accordance with applicable rules for the issuers, the equity securities of which are traded on NASDAQ. Any material modifications to existing long-term incentive plans are also made consistent with applicable rules for the issuers, the equity securities of which are traded on NASDAQ;
•	Assessing on an annual basis the risks associated with the Company’s compensation practices, policies and programs to determine whether the risks arising from such practices, policies and programs are appropriate or reasonably likely to have a material adverse effect on the Company;
•	Reviewing periodically compensation practices and trends of other companies to assess the adequacy of the Company’s executive compensation programs and policies; and
•	Securing the services of external compensation consultants or other experts, as necessary and appropriate.

Each year, the Compensation Committee reviews the Company’s executive officer compensation and determines appropriate compensation policies and practices, including the compensation levels and structure and compensation paid to the executive officers in the prior year (as disclosed in the Summary Compensation Table on page 18) to ensure that such policies and practices continue to reflect the Company’s commitment to aligning executive remuneration and compensation practices with the interests of the Company’s stockholders. The Compensation Committee may also retain independent compensation consultants to assess the annual compensation of the executive officers to ensure remuneration competitiveness. The Chief Executive Officer and Chief Financial Officer generally attend Compensation Committee meetings, except for those meetings at which their compensation is addressed. The Chief Executive Officer and Chief Financial Officer also make recommendations to the Compensation Committee, which are reviewed and approved, if appropriate, by the Compensation Committee and ultimately presented to the Board of Directors for ratification as to compensation levels, performance goals, bonus targets and equity awards.

Compensation Philosophy and Objectives

The Company’s overall compensation philosophy is to “pay for performance.” The Company’s compensation plans, policies and practices are designed to provide compensation that motivates executive officers to achieve corporate financial goals and to reward them for short- and long-term financial performance in order to maximize stockholder value. In addition, these plans, policies and practices and compensation paid thereunder are structured to be competitive with other companies in order to attract and retain high performing executive talent. The Company’s executive compensation program is designed specifically to:

•	Support the achievement of the Company’s long- and short-term strategic and financial objectives;
•	Reward executive officers for continuous improvement of financial metrics;

•	Align executive interests with the interests of the stockholders; and
•	Attract and retain highly talented, results-driven executive officers.

2014 Highlights

The following individuals served as our Chief Executive Officer (principal executive officer) and our Chief Financial Officer (principal financial officer) during the year ended December 31, 2014. We did not have any other most highly compensated individuals who were serving as executive officers as of December 31, 2014 and whose total compensation exceeded $100,000 during the year ended December 31, 2014. We refer to these persons as the “named executive officers”:

•	Mr. Yehuda Shmidman — Chief Executive Officer
•	Mr. Gary Klein — Chief Financial Officer

The Company made the following decisions with respect to its compensation policies to continue management’s focus on driving stockholder value:

•	The named executive officers’ annual base salaries remained the same in 2014;
•	The Company set and paid bonuses pursuant to the attainment of the Adjusted EBITDA target established by the Compensation Committee after consultation with Mr. Shmidman;
•	In keeping with the Company’s commitment to align named executive officers’ interests to the interests of the stockholders, the Company granted long-term incentive compensation awards to the named executive officers solely in the form of equity awards; and
•	The Company established a 401(k) plan.

In setting compensation for its named executive officers for 2014 the Compensation Committee considered the scope and impact of the named executive officer’s role, the expectations for the executive officer and contributions made by the named executive officer beyond such named executive officer’s formal role and the Company’s performance against budget.

Results of the 2014 Advisory Vote on Executive Compensation (“say-on-pay”)

At the Company’s annual meeting of stockholders held in June 2014, our stockholders were asked to approve the Company’s fiscal 2013 executive compensation programs. A substantial majority (79.6%) of the votes cast on the “say-on-pay” proposal at that annual meeting were voted in favor of the proposal. As the Company regularly engages its stockholders to discuss a variety of aspects of our business and welcomes stockholder input and feedback, the “say-on-pay” vote serves as an additional tool to guide the Board of Directors and the Compensation Committee in ensuring alignment of the Company’s executive compensation programs with stockholder interests. The Compensation Committee believes that these results reaffirm our stockholders’ support of the Company’s approach to executive compensation.

The Compensation Committee continues working to ensure that the design of the Company’s executive compensation program is focused on long-term stockholder value creation, emphasizes pay for performance and does not encourage imprudent short-term risks. The Compensation Committee also continues to use the “say-on-pay” vote as a guidepost for stockholder sentiment and believes it is critical to maintain and continually develop this program to promote ongoing stockholder engagement, communication and transparency.

Elements of Compensation

Annual Cash Compensation

•	Base Salary is intended to provide a portion of compensation which is fixed to give executive officers resources upon which to live and to provide them with a certain level of financial security. Each executive officer’s base salary level is designed to compensate the executive officer in a way that is competitive and indicative of his knowledge, skills, abilities and future potential. When making base salary adjustments, the Compensation Committee considers the performance of the Company, the overall performance and future potential of the individual executive officer, the economic environment and competitive pay positioning.

•	Annual Performance Bonus is based on the attainment of the Adjusted EBITDA target established by the Compensation Committee after consultation with Mr. Shmidman. The annual performance bonus compensation is consistent with the Company’s pay for performance philosophy in that it requires the Company to meet financial objectives in order for bonus compensation to become payable. In addition, the design fosters teamwork and creates the incentive for each executive officer to ensure that the Company, as a whole, is successful. The Compensation Committee believes these metrics are strong indicators of financial performance and that linking bonus compensation to the achievement of EBITDA targets closely aligns the financial interests of the executive officers with the interests of stockholders.

As provided in each named executive officer’s respective employment agreement, the annual performance bonus target for each named executive officer is set as a percentage of such named executive officer’s base salary which currently equals to 100% of base salary for Mr. Shmidman and 60% of base salary for Mr. Klein. For 2014, the Compensation Committee approved an Adjusted EBITDA target of $20.4 million as the performance bonus target. Adjusted EBITDA is defined as net income/(loss) adjusting for interest, income taxes, depreciation and amortization, deal costs, non-cash stock-based compensation, legal settlements for pre-acquisition matters and write-offs or impairments of long-lived assets. Mr. Shmidman and Mr. Klein each received 100% of their respective annual performance bonus for 2014 as the Company’s Adjusted EBITDA was $24.0 million for 2014. In the case of Mr. Shmidman, 75% of such bonus was paid in December 2014 and the remaining 25% was paid in 2015 in accordance with the CEO Employment Agreement (as defined below). See “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

Long-Term Incentive Compensation

The Compensation Committee believes long-term incentives are beneficial to stockholders and a key component of the executive officers’ overall compensation. The primary focus in granting long-term incentives is to:

•	Align executive officers’ financial interest with the long-term interests of the stockholders;
•	Support the achievement of strategic objectives and goals, which tend to be longer-term;
•	Focus executive officers’ behavior on long-term value creation;
•	Promote executive officers’ retention by providing financial rewards that are achieved over a period of years; and
•	Provide executive officers with an opportunity to acquire an ownership interest in the Company.

Over the years, the Compensation Committee has used a combination of three forms of long-term equity compensation: restricted stock, performance based restricted stock and/or non-qualified stock options. The Compensation Committee considers the value of the award as a component of total direct compensation. In deciding which type of equity award to grant to executive officers, the Compensation Committee may consider the number of shares necessary to deliver the intended value appropriate for each named executive officer and his position and level of responsibility within the Company. For 2014, the Compensation Committee granted performance based restricted stock to the executive officers as the sole form of equity compensation. This was consistent with the Company’s intent in 2014 to focus executive officers on driving stockholder value by placing more emphasis on pure performance-based compensation, as performance based restricted stock has no value unless the Company achieves certain performance metrics.

All equity awards are granted pursuant to, and are subject to the terms and conditions of, the Sequential Brands Group, Inc. 2013 Stock Incentive Compensation Plan (the “2013 Stock Incentive Plan”).

Restricted Stock

Restricted stock typically vests over a three- to four-year period after the grant date. While restricted stock has inherent intrinsic value when granted, it delivers greater value as the price of the Company’s common stock appreciates over time. The intrinsic value at grant date tends to provide continued incentive even if the stock price decreases following the grant date and, as such, it continues to motivate executive officers to sustain their efforts towards achieving corporate goals. If the executive officer terminates employment before vesting occurs, all unvested shares are cancelled immediately, unless otherwise stipulated in the respective employment agreement.

The Company did not grant any restricted stock to executive officers in 2014.

Performance Based Restricted Stock

On June 2, 2014, the Company granted 300,000 and 180,000 performance stock units (“PSUs”) to Mr. Shmidman and Mr. Klein, respectively, under the 2013 Stock Incentive Plan. The PSUs vest 20% on December 31, 2014, 20% on December 31, 2015 and 60% on December 31, 2016. For PSUs, the Company’s performance metrics included three targets, equally weighted (33.3%): revenue of certain brands, Adjusted EBITDA and an annual threshold performance target as determined by the Compensation Committee from time to time. The number of PSUs awarded at the end of each performance period will vary based on the actual performance. The value earned will be delivered in common stock following the completion of the performance period subject to our performance against the pre-established corporate goals. The PSUs contain both carryback and carryforward rights whereby any overage from a given performance period could be applied to earn awards during a period in which the Company does not achieve the pre-established targets.

The Company did not achieve the performance metrics for 2014. During a meeting of the Compensation Committee on February 24, 2015, the Compensation Committee voted to approve, on a discretionary basis, an award of the 2014 portion of the PSUs with immediate vesting, pending the confirmation of the Company’s results through the filing of the 2014 Annual Report on Form 10-K which was completed on March 16, 2015. This award resulted in the issuance of 60,000 and 36,000 shares of fully vested restricted stock to Mr. Shmidman and Mr. Klein, respectively, on March 16, 2015.

Stock Options

Stock options normally carry a term of five years and in most cases vest in increments over one to three years. The exercise price of stock options is the closing price of the Company’s stock on the grant date and, therefore, delivers value to the executive officers and employees only if the stock price rises following the grant date. If the executive officer or employee terminates employment before vesting occurs, all unvested options are cancelled immediately while outstanding vested options are cancelled ninety days after the employment termination date, unless otherwise stipulated in the respective employment agreement.

The Company has not granted stock options to its executive officers.

Executive Employment Agreements

The Company believes employment agreements are an effective recruiting and retention tool for its executive officers. The Company also believes employment agreements help protect certain interests of the Company by prohibiting post termination competition, disclosure of confidential information and solicitation. All of the Company’s employment agreements have severance provisions and noncompetition and nondisclosure clauses, which encourage executive officers to remain committed to the business and discourage them from collaborating with competitors in order to prevent critical confidential information from leaking to competitors. In addition, all employment agreements require executives to release all claims against the Company in order to receive severance payments. To that end, the Company has entered into employment agreements with Mr. Shmidman and Mr. Klein, the terms of which are described in more detail in “Executive Compensation — Summary of Employment Agreements”.

Benefits and Other Compensation

Retirement Plans

The Company believes that providing retirement benefits allows the Company to be competitive in attracting and retaining talented executives and to reward executive officers for long-time service to the Company. The Company established a 401(k) plan in 2014 as a tax qualified retirement savings plan pursuant to which the Company’s employees, including the executive officers, are able to make pre-tax contributions from their eligible compensation. The Company made a matching contribution for all participants during 2014.

Perquisites and Other Personal Benefits

The Company also provides the executive officers with limited perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain superior executive talent. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the executive officers, which include a car allowance for Mr. Shmidman and Mr. Klein. The costs associated with providing these benefits for the executive officers are reflected in the “Summary Compensation Table” in the column titled “All Other Compensation”.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and the 2014 Annual Report.

COMPENSATION COMMITTEE

Aaron Hollander
Gary Johnson
Al Gossett

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides certain information concerning the compensation for services rendered to us during the years ended December 31, 2014, 2013 and 2012 by (i) our Chief Executive Officer (principal executive officer) and (ii) our Chief Financial Officer (principal financial officer). We did not have any other most highly compensated individuals who were serving as executive officers as of December 31, 2014 and whose total compensation exceeded $100,000 in the year ended December 31, 2014. We refer to these persons as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(3) ($)	Total ($)
Yehuda Shmidman Chief Executive Officer	2014	$600,000	$—		$2,772,000	$600,000	$18,000	$3,990,000
	2013	600,000	—		—	600,000	18,000	1,218,000
	2012	72,727	—		2,278,127	—	2,250	2,353,104
Gary Klein Chief Financial Officer	2014	250,000	—		1,663,200	150,000	28,400	2,091,600
	2013	250,000	—		131,500	125,000	—	506,500
	2012	22,728	20,000	(1)	400,000	—	—	442,728

(1)	Reflects a signing bonus received by Mr. Klein upon his appointment as our Chief Financial Officer on November 29, 2012.
(2)	The amounts in this column represent the grant date fair value calculated in accordance with Financial Accounting Standards Board, Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC Topic 718”). The stock awards granted in 2014 were issued in the form of performance based restricted stock. For additional information on the valuation assumptions with respect to the stock awards granted, please see Note 15 to our consolidated financial statements included in the 2014 Annual Report. Assuming the maximum performance levels were probable on the grant date for performance based restricted stock, the grant date fair values for each of our named executive officers performance based restricted stock awarded in 2014 would be as follows: $2,772,000 for Mr. Shmidman and $1,663,200 for Mr. Klein. The amount does not reflect the actual value that may be realized by the named executive officer which depends on the value of our shares in the future.
(3)	The amounts set forth in this column in the table above represent a car allowance for Mr. Shmidman and a car allowance ($18,000) and 401(k) match ($10,400) for Mr. Klein.
(4)	The amounts reported in this column represent annual performance bonus payouts payable pursuant to each named executive officer’s employment agreement.

Grants of Plan-Based Awards

The following table sets forth the information concerning the grants of any plan-based compensation to each named executive officer during the year ended December 31, 2014. The equity awards described below were made under the 2013 Stock Incentive Plan.

		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			Grant date fair value of stock and option awards(3)
Name	Grant date	Threshold ($)	Target ($)(1)	Maximum ($)	Threshold (#)	Target (#)(2)	Maximum (#)
Yehuda Shmidman	June 2, 2014		600,000			300,000		$2,772,000
Gary Klein	June 2, 2014		150,000			180,000		$1,663,200

(1)	The Target column reflects the award granted if we were to achieve all of our 2014 performance targets. Represents annual performance bonus target of 100% and 60% of each named executive officer’s annual salary. The arrangement provides for a single payout level. See “Compensation Discussion and Analysis — Elements of Compensation — Annual Cash Compensation.”
(2)	Represents performance based restricted stock granted under our 2013 Stock Incentive Plan, vesting 20% on December 31, 2014, 20% on December 31, 2015 and 60% on December 31, 2016. The award provides for a single payout level, Target column reflects the target equity award if we were to achieve target level performance. See “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentive Compensation.”
(3)	Represents total grant date fair value of performance based restricted stock as determined in accordance with ASC Topic 718. For additional information on the valuation assumptions with respect to stock awards granted, please see Note 15 to our consolidated financial statements included in the 2014 Annual Report.

Summary of Employment Agreements

Certain of the amounts set forth in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table are provided for in employment or letter agreements, as applicable. The material terms of such agreements with our named executive officers are summarized below:

Yehuda Shmidman.  On November 19, 2012, the Board of Directors appointed Mr. Shmidman as the Company’s Chief Executive Officer and a Class I Director. Mr. Shmidman’s current term on the Board of Directors expires at the 2015 annual meeting of stockholders and he is one of the director nominees standing for re-election at the Annual Meeting. In connection with his appointment as the Company’s Chief Executive Officer, the Company entered into an employment agreement with Mr. Shmidman (the “CEO Employment Agreement”). Pursuant to the CEO Employment Agreement, Mr. Shmidman will serve as the Company’s Chief Executive Officer for a term of three years. During the term of the CEO Employment Agreement, Mr. Shmidman will receive a base salary of $600,000 per annum, which is subject to increase, and he will be eligible to receive an annual cash performance bonus of up to 100% of his base salary based on the attainment of the Adjusted EBITDA target to be agreed upon by the Compensation Committee and Mr. Shmidman. On November 19, 2012, the Company issued 396,196 shares of restricted stock to Mr. Shmidman, in accordance with the terms of the CEO Employment Agreement, of which 99,049 shares, or 25%, vested on the date of grant, with the remaining shares vesting in equal installments on each of the first, second and third anniversaries of the grant date. On November 1, 2013, the Compensation Committee resolved to cancel the shares of restricted stock issued to Mr. Shmidman on November 19, 2012 and to issue replacement shares of restricted stock under the 2013 Stock Incentive Plan on the same terms and subject to the same vesting schedule as the cancelled shares. In the event of a change of control of the Company, all unvested shares of restricted stock will immediately vest.

In the event Mr. Shmidman’s employment is terminated by us without “Cause” or by Mr. Shmidman for “Good Reason,” each as defined in the CEO Employment Agreement, Mr. Shmidman will receive all earned but unpaid base salary and payment for all accrued but unused vacation time through the date of termination, as well as any benefits to which Mr. Shmidman may be entitled under employee benefit plans (collectively, the “accrued obligations”). Mr. Shmidman will also receive a severance amount equal to the greater of (i) 1.5 times his base salary then in effect and (ii) an amount equal to the base salary that Mr. Shmidman would have received for the remainder of the term of the agreement had Mr. Shmidman’s employment continued until the end of the employment period. In addition, Mr. Shmidman will receive earned bonuses that have not been paid for prior fiscal years and, in the event such resignation or termination occurs following our first fiscal quarter of any year, a pro-rated annual bonus for the year in which his employment was terminated (the “pro-rated bonus”). In the event Mr. Shmidman’s employment is terminated by us without cause or by Mr. Shmidman for good reason, all unvested restricted stock will accelerate and become fully vested on the date of his termination. If Mr. Shmidman’s employment is terminated as a result of his death or disability, we will pay to Mr. Shmidman or his estate all accrued obligations, any earned bonuses that have not been paid for prior fiscal years and the pro-rated bonus. In addition, the restricted stock award will vest with respect to the portion of such award that was scheduled to vest in the year in which Mr. Shmidman’s death or disability occurs. In the event of Mr. Shmidman’s death, we will also continue to pay Mr. Shmidman’s base salary to his estate for the remainder of the year in which his death occurs. In the event Mr. Shmidman is terminated by us for cause or Mr. Shmidman terminates his employment without good reason, we will have no further obligations to Mr. Shmidman except to pay Mr. Shmidman all accrued obligations. Mr. Shmidman is also prohibited from competing with us for a period of six months upon the termination of his employment by us without cause or a resignation by Mr. Shmidman for good reason and for a period of twelve months upon the termination of his employment by us for cause or a resignation by Mr. Shmidman without good reason.

On April 14, 2015, the Company entered into an amended and restated employment agreement with Mr. Shmidman.

Gary Klein.  On November 29, 2012, the Board appointed Mr. Klein as the Company’s Chief Financial Officer for a term of three years. During the term of his employment, Mr. Klein will receive a base salary of $250,000 per annum, which is subject to increase, and he will be eligible to receive an annual cash performance bonus of up to 50% of his base salary based on the attainment of the EBITDA target to be agreed upon by the Company and Mr. Klein. Mr. Klein received a signing bonus of $20,000 and on November 29, 2012, the Company issued 80,000 shares of restricted stock to Mr. Klein, in accordance with the terms of his employment agreement, of which 20,000 shares, or 25%, vested upon Mr. Klein’s employment commencement date, with the remaining shares vesting in equal installments on each of the first, second and third anniversaries of Mr. Klein’s start date. On November 1, 2013, the Compensation Committee resolved to cancel the shares of restricted stock issued to Mr. Klein on November 29, 2012 and to issue replacement shares of restricted stock under the 2013 Stock Incentive Plan on the same terms and subject to the same vesting schedule as the cancelled shares. In the event of a change of control of the Company, all unvested shares of restricted stock will immediately vest.

On June 3, 2014, the Company entered into an employment agreement (the “CFO Employment Agreement”) with Mr. Klein for a term continuing through December 31, 2016. During the term of his employment, Mr. Klein will receive a base salary of not less than $250,000 for the 2014 calendar year, $300,000 for the 2015 calendar year and $325,000 for the 2016 calendar year. Mr. Klein will be eligible to receive an annual cash performance bonus of up to 60% of his base salary based on the attainment of certain performance targets established by the Compensation Committee which will be the same as the performance targets established for the Company’s Chief Executive Officer.

In the event Mr. Klein’s employment is terminated by the Company without “Cause” or by Mr. Klein for “Good Reason,” each as defined in the CFO Employment Agreement, Mr. Klein will receive all earned but unpaid base salary and payment for all accrued but unused vacation time through the date of termination of the CFO Employment Agreement, as well as any benefits to which Mr. Klein may be entitled under employee benefit plans (collectively, the “Amounts and Benefits”). Mr. Klein will also receive as severance an amount equal to the base salary that Mr. Klein would have received for the remainder of the term of the CFO Agreement had Mr. Klein’s employment continued until the end of the employment period along with any unpaid earned bonuses for prior years and, in the event such resignation or termination occurs following the Company’s first fiscal quarter of any year, a pro-rated annual bonus for the year in which his employment was terminated. In addition, in the event Mr. Klein’s employment is terminated by the Company without cause or by Mr. Klein for good reason or in the event of a Change in Control (as defined in the CFO Employment Agreement), the unvested restricted stock awards will accelerate and become fully vested on the date of his termination. If Mr. Klein is terminated for “cause” by the Company or Mr. Klein terminates his employment without “good reason,” the Company will have no further obligations to Mr. Klein except to pay Mr. Klein the Amounts and Benefits.

Outstanding Equity Awards at Fiscal Year-End 2014

The following table sets forth the information with respect to restricted stock awards and performance based restricted stock held by each of the named executive officers as of December 31, 2014.

	Stock awards
Name	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(4)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(5)
Yehuda Shmidman	99,049	(1)	$1,294,570	300,000	$2,772,000
Gary Klein	16,667	(2)	217,838	180,000	$1,663,200
	20,000	(3)	261,400

(1)	The 99,049 shares will vest on November 19, 2015.
(2)	The 16,667 shares will vest in equal installments on each of October 31, 2015 and October 31, 2016.
(3)	The 20,000 shares will vest on November 29, 2015.
(4)	The market value is based on the closing market price of our common stock as of December 31, 2014, which was $13.07 per share, multiplied by the number of shares of common stock subject to the award.
(5)	The performance based restricted stock vests 20% on December 31, 2014, 20% on December 31, 2015 and 60% on December 31, 2016. The amounts reported in the table are based on the target level of performance and include the 2015 and the 2016 portions of the performance based restricted stock granted on June 2, 2014. With respect to the 2014 portion of the performance based restricted stock, the Company did not achieve the relevant performance metrics for 2014. However, the Compensation Committee voted to approve, on a discretionary basis, an award of the 2014 portion of the performance based restricted stock with immediate vesting. The PSUs contain both carryback and carryforward rights. See “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentive Compensation.”

Option Exercises and Stock Vested

The following table sets forth certain information regarding vesting of restricted stock held by our named executive officers during the year ended December 31, 2014:

	Stock awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting(1) ($)
Yehuda Shmidman	99,049	$1,251,979
Gary Klein	28,333	$350,896

(1)	Mr. Shmidman’s stock awards vested on November 19, 2014. Mr. Klein’s stock awards vested as follows: 8,333 shares on October 31, 2014 and 20,000 shares on November 29, 2014. Computed by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

Potential Payments Upon Termination or Change in Control

As noted within the “Summary Compensation Table” and “Summary of Employment Agreements,” we have entered into employment agreements with each of our named executive officers. These agreements provide for certain payments and other benefits if a named executive officer’s employment with us is terminated under circumstances specified in the respective agreement, including a “change in control” of the Company. A named executive officer’s rights upon the termination of his or her employment will depend upon the circumstances of the termination. The table below sets forth potential benefits that each named executive officer would be entitled to receive upon termination of employment under the various circumstances outlined above and assumes the relevant termination event as of December 31, 2014. The actual amounts that would be payable in these circumstances can only be determined at the time of the named executive officer’s termination or a change in control and, accordingly, may differ from the estimated amounts set forth in the table below.

	Potential Payments
Name and Form of Compensation	By the Company Without Cause or by Executive for Good Reason	By the Company for Cause or by Executive Without Good Reason	Termination Following a Change in Control	Death or Disability
Yehuda Shmidman
Cash compensation	1,050,000	—	—	150,000
Health and welfare benefits	40,190	—	—	—
Accelerated vesting of restricted stock	1,294,570	—	1,294,570	—
Accelerated vesting of Performance Based Restricted Stock	—	—	3,921,000	—
Gary Klein
Cash compensation	775,000	—	—	150,000
Health and welfare benefits	14,102	—	—	—
Accelerated vesting of restricted stock	479,238	—	479,238	—
Accelerated vesting of Performance Based Restricted Stock	—	—	2,352,600	—

Compensation and Risk

Our Compensation Committee regularly conducts risk assessments to determine the extent, if any, to which our compensation practices and programs may create incentives for excessive risk taking. Based on these reviews, we believe that the incentive for risk taking is low for the named executive officers and the substantial majority of our employees, because their compensation consists largely of fixed cash salary and a cash bonus that has a capped payout. Furthermore, the majority of these employees do not have the authority to take action on our behalf that could expose us to significant business risks.

In 2014, as part of its assessment, the Compensation Committee reviewed the cash and equity incentive programs for senior executive officers and concluded that certain aspects of our compensation programs actually reduce the likelihood of excessive risk taking. These aspects include the use of long-term equity awards to create incentives for senior executive officers to strive for long-term growth of the Company, policies limiting the incentive to take excessive risk for short-term gains by imposing caps on annual bonuses and requiring compliance with the Code of Ethics.

For these reasons, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information regarding our equity compensation plans as of December 31, 2014.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	88,667	$8.19	N/A
Equity compensation plans not approved by security holders(2)	226,500	$6.51	1,300,685
Equity compensation plans not approved by security holders(3)	698,160	$5.01	N/A
Total	1,013,327		1,300,685

(1)	Consists of options to purchase our common stock issued under our 2005 Stock Incentive Plan (the “2005 Stock Incentive Plan”). The 2005 Stock Incentive Plan was replaced by the 2013 Stock Incentive Plan. No new grants were granted under the 2005 Stock Incentive Plan since August 2013, when the 2013 Stock Incentive Plan came into effect.
(2)	Consists of options and warrants to purchase our common stock issued under our 2013 Stock Incentive Plan, pursuant to which an aggregate of 2,500,000 shares have been reserved for issuance. Because we issued 971,815 shares of restricted stock, the number of securities available for future issuance has been reduced.
(3)	Consists of options and warrants to purchase our common stock issued outside of the equity compensation plans in connection with certain completed financings and acquisitions.

DIRECTOR COMPENSATION

The following table details the total compensation for services rendered in all capacities by the Company’s non-employee directors serving on our Board of Directors for the year ended December 31, 2014:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Stewart Leonard, Jr.	$50,000	$50,000	$100,000
Gary Johnson	50,000	50,000	100,000
Al Gossett	50,000	50,000	100,000
Aaron Hollander	50,000	50,000	100,000
William Sweedler	—	—	—
Rodney Cohen	—	—	—
Matthew Eby(2)	—	—	—
Total	$200,000	$200,000	$400,000

(1)	The amounts in this column represent the grant date fair value with respect to shares of restricted stock calculated in accordance with ASC Topic 718. For additional information on the valuation assumptions with respect to these stock awards, please see Note 15 to our consolidated financial statements included in the 2014 Annual Report. Represents 5,780 shares of restricted common stock granted to each of Mr. Leonard, Jr., Mr. Johnson, Mr. Gossett and Mr. Hollander on May 1, 2014, pursuant to the 2013 Stock Incentive Plan, vesting on the first anniversary date of the day of grant. The amount does not reflect the actual value that may be realized which depends on the value of our shares in the future. As of December 31, 2014, 5,780 shares of restricted stock remained outstanding for each of Mr. Leonard, Jr., Mr. Johnson, Mr. Gossett and Mr. Hollander.
(2)	Mr. Eby resigned from the Board of Directors effective August 15, 2014.

The general policy of our Board of Directors is that compensation for non-employee directors will generally be comprised of a mix of cash and equity based compensation as follows: (i) an annual cash retainer of $50,000 and (ii) $50,000 payable in shares of common stock, vesting on the first anniversary date of the date of grant. Our directors are also reimbursed for reasonable out-of-pocket and travel expenses associated with attendance at the meetings of the Board of Directors and the committees thereof. There were no reimbursements for reasonable out-of-pocket and travel expenses during the year ended December 31, 2014. The Compensation Committee reviews director compensation annually and makes a recommendation to the Board of Directors with respect to compensation and benefits provided to the members of the Board of Directors. Mr. Sweedler, Mr. Cohen and Mr. Eby, who resigned from our Board of Directors on August 15, 2014, are principals of our largest stockholders and do not receive any compensation for their service on the Board of Directors. An executive officer who serves on our Board of Directors does not receive additional compensation for serving on the Board of Directors. See “Summary Compensation Table” and “Grants of Plan-Based Awards” for disclosures related to our director and Chief Executive Officer, Mr. Shmidman.

Indemnification of Directors and Executive Officers and Limitation of Liability

Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for:

•	any breach of their duty of loyalty to the corporation or its stockholders;
•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or
•	any transaction from which the director derived an improper personal benefit.

Article Fifth, paragraph D of our amended and restated certificate of incorporation states that no director shall have personal liability to us or our stockholders for monetary damages for breach of fiduciary duty as a director. However, the provision does not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware (the “DGCL”) or (iv) for any transaction from which the director derived an improper personal benefit.

Article X, Section 1 of our amended and restated bylaws states that we shall indemnify any person who was, or is threatened to be, made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by the DGCL. Such indemnification (unless ordered by a court) shall be made as authorized in a specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standards of conduct set forth in the DGCL. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if such quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (4) by the stockholders.

In addition to the indemnification required in our amended and restated certificate of incorporation and our amended and restated bylaws, we have entered into indemnity agreements with current and former officers, directors and key employees. These agreements provide for the indemnification of such individuals for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are, or were, our agents. We believe these indemnification provisions and agreements are necessary to attract and retain qualified directors, officers and key employees.

A stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification, other than as described elsewhere in this report.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, key employees or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

We have adopted the Code of Ethics that applies to all employees and directors of the Company. The Code of Ethics requires, among other things, that all of our employees and directors avoid engaging in activities that may give rise to conflicts of interest, including engaging in any transactions with the Company, without first obtaining a waiver. Executive officers and directors are required to obtain such a waiver from our Board of Directors or an appropriate committee of our Board of Directors. There were no instances during 2014 in which an executive officer or director engaged in a related party transaction with the Company without first obtaining a waiver as required under our Code of Ethics.

Reportable Related Party Transactions

Other than the employment arrangements described in “Executive Compensation — Summary of Employment Agreements” section of this Proxy Statement and the transactions described below, since January 1, 2014, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

•	in which the amount involved exceeds the lesser of $120,000 or 1% of the average of the company’s total assets at year end for the last two completed fiscal years; and
•	in which any director, director nominee, executive officer, stockholder who beneficially owns 5% or more of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Change of Control Transaction with TCP WR Acquisition, LLC

Mr. Sweedler, a director of the Company, and Mr. Eby, a former director of the Company, are managing members of TCA, which is the controlling partner of Tengram Capital Partners Gen2 Fund, L.P. (“Tengram”), which is the managing member of and has the sole voting control over TCP WR. On February 2, 2012, the Company entered into a securities purchase agreement (the “Tengram Securities Purchase Agreement”), pursuant to which the Company sold variable rate senior secured convertible debentures due January 15, 2015 (the “Debentures”), warrants (the “TCP Warrants”) and Series A Preferred Stock to TCP WR. The Tengram Securities Purchase Agreement provided, among other things, certain piggyback rights to TCP WR for its shares of the Company’s common stock issued upon conversion of the Debentures or shares of the Company’s common stock issuable upon conversion of the warrants held by TCP WR to be included in a registration statement, subject to customary underwriter cutbacks.

In March 2013, TCP WR converted the Debentures into 5,523,810 shares of the Company’s common stock at a conversion price of $2.63 per share, as adjusted for the reverse stock split, and all of the issued and outstanding shares of Series A Preferred Stock were redeemed for a nominal fee of $14.50 (unrounded).

On December 8, 2014, TCP WR exercised the TCP Warrants to acquire 1,104,762 shares of the Company’s common stock at an exercise price of $2.625 per share for an aggregate exercise price of $2.9 million.

Consulting Services Agreement with Tengram Capital Partners, L.P. (f/k/a Tengram Capital Management, L.P.).

Pursuant to an agreement with Tengram Capital Partners, L.P., formerly known as Tengram Capital Management, L.P. (“TCP”), an affiliate of Tengram, the Company has engaged TCP, effective as of January 1, 2013, to provide services to the Company pertaining to (i) mergers and acquisitions, (ii) debt and equity financing, and (iii) such other related areas as the Company may reasonably request from time to time (the “TCP Agreement”). TCP is entitled to receive compensation, including fees and reimbursement of out-of-pocket expenses in connection with performing its services under the TCP Agreement. The TCP Agreement remains in effect for a period continuing through the earlier of five years or the date on which TCP and its affiliates cease to own in excess of 5% of the outstanding shares of common stock in the Company.

On August 15, 2014, the Company consummated transactions pursuant to the agreement and plan of merger, dated as of June 24, 2014 (the “Galaxy Merger Agreement”) with SBG Universe Brands LLC, a Delaware limited liability company and our direct wholly-owned subsidiary (“LLC Sub”), Universe Galaxy Merger Sub, Inc., a Delaware corporation and direct wholly-owned subsidiary of LLC Sub, Galaxy and Carlyle (such transactions, collectively the “Galaxy Acquisition”). In connection with the Galaxy Merger Agreement, (i) a $3.5 million fee was paid to TCP upon consummation of the Galaxy Acquisition and (ii) the Company and TCP entered into an amendment to the TCP Agreement (the “Amended TCP Agreement”), pursuant to which, among other things, TCP is entitled to receive annual fees of $0.9 million beginning with the fiscal year 2014. The Company paid TCP $0.5 million for services under the Amended TCP Agreement in 2014.

Additionally, in July 2013, the Company entered into a consulting arrangement with an employee of TCP (the “TCP Employee”), pursuant to which the TCP Employee provides legal and other consulting services at the request of the Company from time to time. The TCP Employee was also issued 125,000 shares of restricted stock, vesting over a four year period and 180,000 performance stock units, vesting over three years in increments of 20% for 2014, 20% for 2015 and 60% for 2016. The Company paid the TCP Employee approximately $0.3 million for services under this agreement in 2014.

Transactions with Tennman WR-T

On May 5, 2014, the Company entered into a merger agreement (the “Tennman Merger Agreement”), with Tennman WR-T, Inc. (“Tennman WR-T”), a Delaware corporation, pursuant to which the Company acquired the remaining 18% interest in William Rast Sourcing, LLC (“Rast Sourcing”) and William Rast Licensing, LLC (“Rast Licensing”). Under the prior royalty agreement among Tennman WR-T, Rast Sourcing and Rast Licensing, royalties paid by Rast Sourcing to Tennman WR-T, a minority holder of Rast Sourcing, amounted to approximately $0.5 million in 2014. During 2014, the Company recorded approximately $0.2 million in royalty expense.

As part of the Tennman Merger Agreement, the Company will pay royalties to Tennman Brands, LLC, subject to the William Rast brand achieving certain performance thresholds. The Company did not pay any royalties to Tennman Brands, LLC during 2014.

Transactions with E.S. Originals, Inc.

A group president of the Company maintains a passive ownership interest in our licensee, E.S. Originals, Inc. (“ESO”). The Company receives royalties from ESO under license agreements for certain of the Company’s brands in the footwear category. The Company recorded approximately $5.2 million of revenue in 2014 for royalties earned from ESO license agreements.

Acquisition of FUL

On November 17, 2014, the Company made a strategic investment in FUL IP Holdings, LLC (“FUL IP”). FUL IP is a collaborative investment between the Company and JALP, LLC (“JALP”). FUL IP was formed for the purpose of licensing the FUL trademark to third parties in connection with the manufacturing, distribution, marketing and sale of FUL branded bags, backpacks, duffels, luggage and apparel accessories. JALP contributed the FUL trademark with a fair value of approximately $8.9 million. In exchange for a 50.5% economic interest in FUL IP, the Company paid JALP $4.5 million. One of the Company’s directors, Mr. Al Gossett, has a partial ownership interest in JALP.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has furnished the following report:

The Audit Committee is comprised of three non-employee directors, each of whom, in the Board of Directors’ business judgment, is “independent” within the meaning of Section 5605(a)(2) of the NASDAQ Stock Market’s Listing Rules and the applicable rules and regulations of the SEC. On behalf of the Board of Directors, the Audit Committee oversees the Company’s accounting, auditing and financial reporting processes. The Audit Committee’s function is one of oversight, recognizing that the management of the Company has the primary responsibility for the Company’s financial statements as well as the Company’s financial reporting processes, principles and internal controls. The Company’s independent registered public accounting firm, CohnReznick LLP (the “Auditors”) is responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted accounting principles, issuing a report relating to their audit and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

In fulfilling its responsibilities with respect to the financial statements for the fiscal year 2014, the Audit Committee:

•	reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2014 with management and the Auditors;
•	reviewed and discussed with the Auditors the matters required to be discussed by the Statement on Auditing Standards No. 16 Communication with Audit Committees adopted by the Public Company Accounting Oversight Board;
•	received written disclosures and the letter from the Auditors regarding the Auditors’ independence as required by applicable requirements of the Public Company Accounting Oversight Board and has discussed with the Auditors their independence; and
•	considered whether the Auditors’ provision of non-audit services is compatible with maintaining their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the year ended December 31, 2014, be included in its 2014 Annual Report. The Audit Committee has selected CohnReznick LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 and has asked the stockholders to ratify the selection.

The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. While the Audit Committee believes that the charter in its present form is adequate, it may in the future recommend to the Board of Directors amendments to the charter to the extent it deems necessary to react to changing conditions and circumstances.

Aaron Hollander, Chair
Al Gossett
Stewart Leonard, Jr.

The information in this report of the Audit Committee shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to Regulation 14A or 14C as promulgated by the SEC, or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act. The information in this report of the Audit Committee also shall not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our common stock as of April 6, 2015 by:

•	each of the executive officers listed in the summary compensation table;
•	each of our directors and our director nominees;
•	all of our directors and executive officers as a group; and
•	each stockholder known to us to be the beneficial owner of more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options, warrants and other derivative securities that are currently exercisable or convertible, or exercisable or convertible within 60 days of April 6, 2015 are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or other convertible security for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The information presented in this table is based on 39,651,849 shares of our common stock outstanding on April 6, 2015. Unless otherwise indicated, the address of each of the executive officers and directors and beneficial owners of 5% or more of our common stock named below is c/o Sequential Brands Group, Inc., 5 Bryant Park, 30th Floor, New York, New York 10018.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding
Executive Officers and Directors:
Yehuda Shmidman(1) Director, Chief Executive Officer and Secretary	175,754	*
William Sweedler(2) Chairman of the Board of Directors	8,071,362	20.4%
Al Gossett(3) Director	200,623	*
Gary Johnson(4) Director	121,031	*
Stewart Leonard, Jr.(5) Director	33,593	*
Aaron Hollander(6) Director	14,401	*
Rodney Cohen Director	—	*
Gary Klein(7) Chief Financial Officer	56,699	*
Directors and executive officers as a group (8 persons)	8,696,649	21.9%
5% Beneficial Owners:
Tengram Capital Partners Gen2 Fund, L.P.(2)	7,619,178	19.2%
Carlyle Galaxy Holdings, L.P.(8)	5,788,425	14.6%
BlackRock, Inc.(9)	3,498,509	8.8%

*	Less than 1%
(1)	Consists of 175,754 shares of common stock.

(2)	Consists of 6,628,572 shares of our common stock held by TCP WR, 733,333 shares of common stock held by TCP Acquisition and 257,273 shares of common stock held by TCP SQBG II LLC (“TCP II”). Our nominee for director, Mr. William Sweedler and our former directors, Mr. Matthew Eby and Mr. Richard Gersten, as managing members of TCA, which is the general partner of Tengram Capital Partners Gen2 Fund, L.P., which is the managing member of each of TCP WR, TCP Acquisition and TCP II, exercise voting and investment authority over (i) the shares held by TCP WR, (ii) the shares held by TCP Acquisition and (iii) the shares held by TCP II. Each of TCA, Tengram, Mr. Sweedler, Mr. Eby and Mr. Gersten disclaim beneficial ownership of such shares of common stock except to the extent of their pecuniary interest therein. Mr. Sweedler is also the beneficial owner of 59,165 shares of common stock held by Madcat II, LLC, of which Mr. Sweedler is the managing member. Mr. Sweedler disclaims beneficial ownership of the shares of common stock held by Madcat II, LLC, except to the extent of his pecuniary interest therein. Mr. Sweedler is also the beneficial owner of 393,019 shares of common stock. The address of Mr. Sweedler, TCA, Tengram, TCP WR, TCP Acquisition and TCP II is 15 Riverside Avenue, Floor 1, Westport, CT 06880.
(3)	Consists of 200,623 shares of common stock, of which (i) 109,091 were purchased in the private placement transaction consummated on July 26, 2013 and are directly beneficially owned by Mr. Gossett, (ii) 85,752 shares of common stock which are directly beneficially owned by Mr. Gossett and (iii) 5,780 shares of restricted common stock vesting within 60 days of April 6, 2015.
(4)	Consists of 121,031 shares of common stock, of which (i) 115,251 shares of common stock are directly beneficially owned by Mr. Johnson and (ii) 5,780 shares of restricted common stock vesting within 60 days of April 6, 2015.
(5)	Consists of 33,593 shares of common stock, of which (i) 27,813 shares of common stock are directly beneficially owned by Mr. Leonard, Jr. and (ii) 5,780 shares of restricted common stock vesting within 60 days of April 6, 2015.
(6)	Consists of 14,401 shares of common stock, of which (i) 8,621 shares of common stock are directly beneficially owned by Mr. Hollander and (ii) 5,780 shares of restricted common stock vesting within 60 days of April 6, 2015.
(7)	Consists of 56,699 shares of common stock.
(8)	Consists of 5,788,425 shares of common stock to Carlyle Galaxy Holdings, L.P. pursuant to the Galaxy Merger Agreement. Carlyle Galaxy Holdings L.P. agreed not to sell any of our common stock through November 13, 2014, pursuant to a letter agreement with the Company dated June 24, 2014. Such letter agreement also granted Carlyle Galaxy Holdings, L.P. the right to nominate one director for election by our stockholders for so long as it and its affiliates hold at least 33% of the shares acquired by it in connection with our acquisition of Galaxy. Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on NASDAQ. The Carlyle Group L.P. is the managing member of Carlyle Holdings II GP L.L.C., which is the general partner of Carlyle Holdings II L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P., which is the managing member of Carlyle Equity Opportunity GP, L.L.C., which is the general partner of Carlyle Equity Opportunity GP, L.P., which is the general partner of Carlyle Galaxy Holdings, L.P. Accordingly, each of the foregoing entities may be deemed to share beneficial ownership of the shares of common stock owned of record by Carlyle Galaxy Holdings, L.P. The address of TC Group Cayman Investment Holdings, L.P. and TC Group Cayman Investment Holdings Sub L.P., is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue George Town, Grand Cayman, E9 KY1-9005, Cayman Islands. The address of each of the other entities mentioned in this footnote is c/o The Carlyle Group, 1001 Pennsylvania Ave. NW, Suite 220 South, Washington, DC 20004.
(9)	The information reported is based on the information provided to the Company by BlackRock, Inc., pursuant to which BlackRock Inc. reported that it is the ultimate parent holding company of certain advisory subsidiaries that have the power to vote or dispose of the referenced securities. On behalf of BlackRock Advisors, LLC, the investment manager of the BlackRock Funds, Ian Jamieson, as a managing director of BlackRock Advisors, LLC, has voting and investment power over the shares of common stock held by the BlackRock Funds. Ian Jamieson expressly disclaims beneficial ownership of all shares of common stock held by the BlackRock Funds. The address of BlackRock Funds, BlackRock Advisors, LLC and Ian Jamieson is 2929 Arch Street, 16th Floor, Philadelphia, PA 19104.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the appointment of CohnReznick LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. We have been advised by CohnReznick LLP that it is an independent registered public accounting firm with the Public Company Accounting Oversight Board, and complies with the auditing, quality control and independence standards and rules of the Public Company Accounting Oversight Board.

While the Audit Committee retains CohnReznick LLP as our independent registered public accounting firm, the Board of Directors is submitting the selection of CohnReznick LLP to our stockholders for ratification upon recommendation to do so by the Audit Committee and as a matter of good corporate governance.

Unless contrary instructions are given, shares represented by proxies solicited by the Board of Directors will be voted for the ratification of the selection of CohnReznick LLP as our independent registered public accounting firm for the year ending December 31, 2015. If the selection of CohnReznick LLP is not ratified by affirmative vote of the majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on this proposal, the Audit Committee will review its future selection of an independent registered public accounting firm in the light of that vote result. Even if the selection of CohnReznick LLP is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in our best interests.

CohnReznick LLP has no financial interest of any kind in the Company, except the professional relationship between auditor and client. Representatives of CohnReznick LLP will be invited to attend the Annual Meeting. If a representative of CohnReznick LLP does attend the Annual Meeting, the representative will have an opportunity to make a statement if he or she so chooses, and will be available to respond to questions from stockholders.

Audit and Non-Audit Fees

Audit Fees

Fees for audit services provided by CohnReznick LLP totaled approximately $302,932 and $125,000 during the years ended December 31, 2014 and 2013, respectively.

Audit-Related Fees

Fees for audit-related services, including for assurance and related services reasonably related to the performance of the audit or review of our financial statements, provided by CohnReznick LLP, our principal accountant, totaled approximately $187,500 during the year ended December 31, 2014. These fees relate to assurance services performed in connection with the Company’s acquisitions. There were no fees billed for audit-related services during the year ended December 31, 2013.

Tax Fees

There were no fees billed for the years ended December 31, 2014 and 2013 for professional services by CohnReznick LLP for tax compliance, tax advice and tax planning.

All Other Fees

No other fees were incurred during the years ended December 31, 2014 and 2013 for services provided by CohnReznick LLP.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee approves in advance audit and non-audit services to be provided by our independent registered public accounting firm. Any service proposals submitted by our independent registered public accounting firm must be discussed and approved by the Audit Committee during its meetings. Once a proposed service is approved, we or our subsidiaries formalize the engagement of the service. No audit-related or tax services were approved by the Board of Directors in accordance with Item 2-01(c)(7)(i)(C) of Regulation S-X during the fiscal years ended December 31, 2014 and December 31, 2013.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
RATIFICATION OF SELECTION OF COHNREZNICK LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015

CHANGES IN INDEPENDENT AUDITOR

On December 22, 2013, the Audit Committee approved the engagement of CohnReznick LLP as our new independent registered public accounting firm. Grant Thornton LLP was dismissed as our independent registered public accounting firm on December 17, 2013. CohnReznick LLP has audited and reported on the Company’s consolidated financial statements for the years ended December 31, 2014 and 2013.

During our fiscal years ended December 31, 2012 and through December 17, 2013, we did not consult with CohnReznick LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that may be rendered on our financial statements; (iii) either a written report or oral advice to us that CohnReznick LLP concluded that would have been an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue; or (iv) any matter that was the subject of any disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions, or a reportable event within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K. On December 22, 2013, the Company formally engaged CohnReznick LLP as the Company’s independent registered public accounting firm.

In connection with the audit of the Company’s financial statements for the fiscal year ended December 31, 2012 and through December 17, 2013, there were: (i) no disagreements between the Company and Grant Thornton LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Grant Thornton LLP, would have caused Grant Thornton LLP to make reference to the subject matter of the disagreement in its report on the Company’s financial statements for such fiscal year; and (ii) no “reportable events” within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K, with the exception of a “reportable event” related to internal controls over financial reporting for the Company’s accounting for non-routine and highly complex transactions as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

The Company requested that Grant Thornton LLP furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter is filed as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on December 23, 2013.

PROPOSAL NO. 3

TO APPROVE, ON AN ADVISORY BASIS, NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, an advisory vote on the frequency of stockholder votes on executive compensation was conducted in connection with the 2013 annual meeting of stockholders. The Board of Directors recommended, our stockholders agreed, and the Board of Directors subsequently approved that the advisory vote on executive compensation be held on an annual basis. Accordingly, we are seeking an advisory stockholder vote on the compensation of our named executive officers. This proposal, also referred to as “say-on-pay,” gives stockholders the opportunity to approve, reject or abstain from voting with respect to our fiscal 2014 executive compensation programs and policies for the named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as described in this Proxy Statement. In evaluating this say-on-pay proposal, we recommend that you review “Compensation Discussion and Analysis” and the “Executive Compensation” sections of this Proxy Statement, as well as the accompanying tables and related narratives.

Our executive compensation program is simple in design and is structured to help recruit, retain and motivate a highly talented team of executives with the requisite set of skills and experience to successfully lead us in creating value for our stockholders. Our executive compensation and benefit programs are designed to reward increased stockholder value and the achievement of key operating objectives.

Because your vote on this proposal is advisory, it will not be binding on us, the Compensation Committee or the Board of Directors. However, the Compensation Committee and the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements. Further, your advisory vote will serve as an additional tool to guide the Board of Directors and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of its stockholders, and is consistent with our commitment to high standards of corporate governance. Accordingly, we are asking you to endorse our executive compensation program by voting for the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Executive Compensation section, compensation tables and narrative discussion, is hereby APPROVED.

The affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal is required to approve the advisory vote on the Company’s named executive officer compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” THE APPROVAL OF THE NON-BINDING ADVISORY
RESOLUTION ON THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION
FOR THE REASONS OUTLINED ABOVE

PROPOSAL NO. 4

TO APPROVE THE 2015 EXECUTIVE BONUS PLAN

The Board of Directors proposes that stockholders approve the 2015 Executive Bonus Plan, so that, if established goals and targets are met, certain payments that would be made under the 2015 Executive Bonus Plan to the Company’s executive officers (including named executive officers) may be deductible by the Company for federal income tax purposes.

Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), does not permit publicly held companies like the Company to deduct compensation paid to certain executive officers to the extent it exceeds $1.0 million per executive officer in any fiscal year. However, a performance-based compensation plan that is approved by stockholders at least once every five years generally will not be subject to this deduction limit. So long as the Company complies with these and other requirements set forth in Section 162(m), all amounts paid to the executive officers under the 2015 Executive Bonus Plan will qualify for a federal tax deduction by the Company. A vote to approve this proposal will constitute a vote to approve the material terms of the performance goals under the 2015 Executive Bonus Plan, pursuant to Section 162(m), to preserve corporate income tax deductions that may become available to the Company. The Company is asking stockholders for this approval so that the Company may grant to executive officers whose compensation is covered by Section 162(m) performance based compensatory awards that are intended to be exempt from the tax deduction limitations of Section 162(m).

The principal features of the 2015 Executive Bonus Plan are described below. Stockholders should read the 2015 Executive Bonus Plan for a full statement of its legal terms and conditions. Annex A attached to this Proxy Statement contains the full text of the 2015 Executive Bonus Plan.

Summary Description.  The following is only a brief summary of the material terms of the 2015 Executive Bonus Plan, and does not describe all the terms of the 2015 Executive Bonus Plan. We urge you to read the complete text of the 2015 Executive Bonus Plan included as Annex A to this Proxy Statement.

•	The purpose of the 2015 Executive Bonus Plan is to promote the achievement of the Company’s short-term, targeted business objectives by providing competitive incentive reward opportunities to those executive officers who can significantly impact the Company’s performance with respect to achieving these objectives. Further, the 2015 Executive Bonus Plan enhances the Company’s ability to attract, develop and motivate individuals as members of a talented management team. As described herein, the awards made under the 2015 Executive Bonus Plan may recognize Company, business unit, team and/or individual performance. Senior executive officers who have significant operating and/or strategic responsibilities for the Company, as designated by the Compensation Committee from time to time, are eligible to participate in the 2015 Executive Bonus Plan.
•	If the 2015 Executive Bonus Plan is approved, the Compensation Committee will administer, and may amend, the 2015 Executive Bonus Plan. The Compensation Committee is composed entirely of outside directors of the Company, in accordance with the requirements of Section 162(m).
•	Awards made under the 2015 Executive Bonus Plan will be subject to an eligible executive officer achieving one or more performance goals established by the Compensation Committee. No payment will be made under the 2015 Executive Bonus Plan, unless the Compensation Committee certifies that at least the minimum objective performance measures have been met. Such performance measures may include specific or relative targeted amounts of, or changes in: earnings before interest, depreciation, taxes and amortization (“EBIDTA”); revenues; expenses; net income; operating income; equity; return on equity, assets or capital employed; working capital; shareholder return; production or sales volumes; or certain other objective criteria. Such goals may be applicable to the Company as a whole, to one or more of the Company’s business units or teams, or to an individual participant in the 2015 Executive Bonus Plan. Performance goals may be applied in total or on a per share or percentage basis and on an absolute basis or relative to other companies, industries or indices or any combination thereof, as determined by the Compensation Committee in its discretion.

•	The Compensation Committee would have the discretion to reduce the amount payable to, or to determine that no amount will be paid to, an eligible executive officer. Awards will be paid in cash.
•	The amount of any award will vary based on the level of actual performance. The amount of any award for a given year is determined for each eligible executive officer by multiplying the eligible executive officer’s actual base salary in effect at the end of that year by a target percentage (from 0% to 200%), related to the attainment of one or more performance goals, as determined by the Compensation Committee. In the event that an award contains more than one performance goal, eligible executive officers will be entitled to receive the portion of the target percentage allocated to the performance goal achieved. In the event that the Company does not achieve at least the minimum performance goals established by the Compensation Committee, no award payment will be made under the 2015 Executive Bonus Plan. The maximum amount payable to any eligible executive officer for any calendar year under this 2015 Executive Bonus Plan is $1,000,000.

New Plan Benefits:  Because awards granted and earned under the 2015 Executive Bonus Plan are based on continuing employment and the future achievement of performance goals by the Company, as established by the Compensation Committee, we cannot determine the amounts that will be earned in the future under the 2015 Executive Bonus Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” THE APPROVAL OF THE 2015 EXECUTIVE BONUS PLAN
FOR THE REASONS OUTLINED ABOVE

OTHER PROPOSALS

As of the date of this Proxy Statement, we are not aware of any other matters that may be presented for action at the Annual Meeting and we do not intend to bring any other matters before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will, in the absence of contrary instructions, have discretionary authority to vote the shares represented by such proxy according to their best judgment.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our executive officers and directors, and beneficial owners of more than 10% of a registered class of our equity securities, file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Executive officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish us with all Section 16(a) forms they file.

Based solely on our review of the copies of such reports received by us and written representations from certain reporting persons that they have complied with the relevant Section 16(a) filing requirements, the Company is not aware of any instances of noncompliance with the Section 16(a) filing requirements by any executive officer, director and or beneficial owner of more than 10% of a registered class of the Company’s equity securities during the year ended December 31, 2014.

2016 STOCKHOLDER PROPOSALS

Stockholder proposals intended to be included in our proxy statement and voted on at our 2016 annual meeting of stockholders must be received at our corporate headquarters at Sequential Brands Group, Inc., 5 Bryant Park, 30th Floor, New York, New York 10018, on or before December 18, 2015. Applicable SEC rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in the 2016 notice of annual meeting of stockholders and the 2016 proxy statement.

Pursuant to the Bylaws and applicable SEC rules and regulations, in order for any business not included in the proxy statement for the 2016 annual meeting of stockholders to be brought before the meeting by a stockholder entitled to vote at the meeting, the stockholder must give timely notice to us at our principal offices no earlier than January 28, 2016 (120 days prior to May 27, 2016, the one year anniversary of the Annual Meeting) and no later than February 28, 2016 (90 days prior to May 27, 2016). The notice must contain the information required by the Bylaws. The foregoing Bylaws provisions do not affect a stockholder’s ability to request inclusion of a proposal in our proxy statement within the procedures and deadlines set forth in Rule 14a-8 of the SEC’s proxy rules and referred to in the paragraph above. A proxy may confer discretionary authority to vote on any matter at an annual meeting if we do not receive notice of the matter within the time frames described above.

A copy of the Bylaws is available upon request to: Secretary of Sequential Brands Group, Inc., 5 Bryant Park, 30th Floor, New York, New York 10018. The chairperson of the meeting may exclude matters that are not properly presented in accordance with these requirements.

ANNUAL REPORT

The 2014 Annual Report, which is not a part of our proxy soliciting materials, is being mailed with this proxy statement to those stockholders that received a copy of the proxy materials in the mail. For those stockholders that received the notice of internet availability of proxy materials, this proxy statement and our 2014 Annual Report are available on our website at www.sequentialbrandsgroup.com in the Section titled “Investor Relations — SEC Filings.”

Additionally, and in accordance with SEC rules, you may access our proxy statement at www.investorvote.com/SQBG, a “cookie-free” website that does not identify visitors to the site. A copy of the Company’s 2014 Annual Report filed with the SEC will be provided to stockholders without charge upon written request directed to our Secretary at c/o Sequential Brands Group, Inc., 5 Bryant Park, 30th Floor, New York, New York 10018. The Company’s copying costs will be charged if exhibits to the 2014 Annual Report are requested. The Company also makes available on or through our website free of charge our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after filing.

By Order of the Board of Directors

/s/ William Sweedler

William Sweedler
Chairman of the Board of Directors

New York, New York
April 16, 2015

PLEASE PROMPTLY VOTE. IF YOU HAVE RECEIVED A NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS, YOU SHOULD FOLLOW THE INSTRUCTIONS FOR VOTING PROVIDED IN THAT NOTICE. IF YOU REQUESTED A HARD COPY OF THE PROXY STATEMENT, FILL IN, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ARE A STOCKHOLDER OF RECORD, YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE ANNUAL MEETING EITHER BY FILING WITH THE CORPORATE SECRETARY OF SEQUENTIAL BRANDS GROUP, INC., AT OUR PRINCIPAL EXECUTIVE OFFICES, A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ATTENDING THE ANNUAL MEETING AND EXPRESSING A DESIRE TO VOTE YOUR SHARES IN PERSON. IF YOU HOLD YOUR SHARES IN STREET NAME, YOU MAY CHANGE YOUR VOTE BY SUBMITTING NEW VOTING INSTRUCTIONS TO YOUR BROKER, BANK OR OTHER NOMINEE. YOU MUST CONTACT YOUR BROKER, BANK OR OTHER NOMINEE TO FIND OUT HOW TO DO SO. ATTENDANCE AT THE ANNUAL MEETING WILL NOT IN AND OF ITSELF REVOKE A PROXY.

THE ANNUAL MEETING WILL BE HELD ON MAY 27, 2015

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Reservation Form for Sequential Brands Group, Inc. 2015 Annual Meeting of Stockholders

Stockholders who expect to attend the Annual Meeting on May 27, 2015, at 10:00 a.m. at our corporate headquarters should complete this form and return it to the Secretary, c/o Sequential Brands Group, Inc., 5 Bryant Park, 30th Floor, New York, New York 10018. Please be prepared to show proof of identification at the check-in desk at the meeting. Stockholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting Sequential Brands Group, Inc. common stock ownership as of April 6, 2015.

Name	(Please Print)
Address	(Please Print)

ANNEX A

SEQUENTIAL BRANDS GROUP, INC.

EXECUTIVE INCENTIVE BONUS PLAN

ARTICLE I

Background and Purpose

1.1 Purpose.  The purpose of the Sequential Brands Group, Inc. Executive Incentive Bonus Plan is to promote the achievement of the Company’s short-term, targeted business objectives by providing competitive incentive reward opportunities to those employees who can significantly impact the Company’s performance towards those objectives. Further, the Plan enhances the Company’s ability to attract, develop and motivate individuals as members of a talented management team. As described herein, the awards made under the Plan may recognize Company, business unit, team and/or individual performance.

1.2 Effective Date.  The Plan to be presented at Sequential Brands Group, Inc.’s 2015 Annual Meeting of Shareholders, in accordance with Section 162(m) of the Code, will be effective upon requisite shareholder approval at such meeting.

1.3 Administration.  The Compensation Committee shall have full power and authority to construe, interpret and administer the Plan and to make rules and regulations subject to the provisions of the Plan. All decisions, actions, determinations or interpretations of the Compensation Committee shall be made in its sole discretion and shall be final, conclusive and binding on all parties.

1.4 Eligibility and Participation.  Participation in the Plan is limited to Executive Officers of the Company as determined by the Compensation Committee from time to time.

ARTICLE II

Definitions

As used in this Plan, the following terms shall have the meanings herein specified:

Board of Directors — shall mean the Board of Directors of the Company.

CEO — shall mean the Chief Executive Officer of the Company.

Code — shall mean the Internal Revenue Code of 1986, as amended.

Company — shall mean Sequential Brands Group, Inc., a Delaware corporation. The term “Company” shall include any successor to Sequential Brands Group, Inc., any subsidiary or affiliate which has adopted the Plan, or a corporation succeeding to the business of Sequential Brands Group, Inc., or any subsidiary or affiliate, by merger, consolidation or liquidation or purchase of assets or stock or similar transaction.

Compensation Committee — shall mean the Compensation Committee of the Board of Directors.

Executive Officer — shall mean the senior executives who have significant operating and/or strategic responsibilities for the Company as designated by the Compensation Committee.

Incentive Bonus Award — shall mean the award granted to a Participant for a Plan Year under this Plan.

Participant — shall mean a person participating or eligible to participate in the Plan, as determined under Section 1.4.

Performance Factor — shall mean, with respect to an Incentive Bonus Award, the payout percentage (from 0% to 200%) related to the attainment of one or more Performance Goals, as determined by the Compensation Committee.

Performance Goals — shall mean the objective financial or operating goals established by the Compensation Committee in accordance with Section 162(m) of the Code. Such Performance Goals may include specific targeted amounts of, or changes in, earnings before interest, depreciation, taxes and amortization (“EBIDTA”); revenues; expenses; net income; operating income; equity; return on equity, assets or capital employed; working capital; shareholder return; production or sales volumes; or other objective criteria. Such goals may be applicable to the Company as a whole, to one or more of the Company’s business units or teams, or to an individual Participant in the Plan. Performance Goals may be applied in total or on a per share or percentage basis and on an absolute basis or relative to other companies, industries or indices or any combination thereof, as determined by the Compensation Committee.

Plan — shall mean the Sequential Brands Group, Inc. Incentive Bonus Plan, as set forth herein and as may be amended from time to time.

Plan Year — shall mean the calendar year.

ARTICLE III

Determination of Incentive Bonus Award

3.1 General.  The Compensation Committee may award an Incentive Bonus Award to any Participant. Such Incentive Bonus Award shall be contingent upon the attainment of Performance Goals established by the Compensation Committee in accordance with Section 162(m) of the Code. Within the time prescribed by Section 162(m) of the Code, the Compensation Committee will establish, in writing, the weighted Performance Goals and related Performance Factors for various Performance Goal achievement levels for the applicable Plan Year, and will determine the appropriate methodology for including Company, business unit, team and/or individual performance in the Incentive Bonus Award computations for such year. In establishing the weighted Performance Goals, the Compensation Committee shall take the necessary steps to insure that the ability to achieve the pre-established goals is uncertain at the time the goals are set. The established written Performance Goals, assigned weights, and Performance Factors shall be written in terms of an objective formula, whereby any third party having knowledge of the relevant Company, business unit, team and/or individual performance results could calculate the amount to be paid. Such Performance Goals may vary by Participant and by award. The maximum amount payable to any Participant in respect of any Incentive Bonus Award for any Plan Year under this Plan is $1,000,000.

3.2 Adjustment or Modification of Performance Goals.  The Compensation Committee in its discretion (and within the time prescribed by Section 162(m) of the Code), may adjust or modify Performance Goals with respect to an Incentive Bonus Award to prevent dilution or enlargement of the rights of Participants:

(i) in the event of, in recognition of, or in anticipation of, any unanticipated, unusual nonrecurring or extraordinary corporate item, transaction, event, or development; or

(ii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

Unless otherwise determined by the Compensation Committee, if any provision of the Plan or any Incentive Bonus Award granted to an individual who is a Covered Employee with respect to the Incentive Bonus Award would not comply with Section 162(m) of the Code, such provision or Incentive Bonus Award shall be construed or deemed amended to conform to Section 162(m) of the Code.

3.3 Determination of Performance Factor.  After the end of each Plan Year, the Compensation Committee will determine:

(i) the extent to which the Company, business unit and/or team Performance Goals have been met; and

(ii) the Company, business unit and/or team Performance Factor appropriate to the level of performance achieved with respect to each Performance Goal.

3.4 Calculation of Incentive Bonus Awards.  An Incentive Bonus Award for a Participant for a Plan Year is calculated by multiplying the Participant’s salary in effect on the last day of such Plan Year by the applicable Performance Factor.

3.5 Negative Discretion.  The Compensation Committee will have the discretion, by Participant and by grant, to reduce (but not to increase) some or all of the amount of any Incentive Bonus Award that would otherwise be payable by reason of the satisfaction of the Performance Goals. In making any such determination, the Compensation Committee is authorized to take into account any such factor or factors it determines are appropriate, including but not limited to Company, business unit and individual performance; provided, however, the exercise of such negative discretion with respect to one Participant may not be used to increase the amount of any award otherwise payable to another executive.

ARTICLE IV

Forfeiture of Incentive Bonus Award

Except as determined by the Compensation Committee, a Participant will forfeit any Incentive Bonus Award that is to be paid after the Participant’s termination of employment with the Company.

ARTICLE V

Timing and Form of Payment

Prior to the payment of any Incentive Bonus Award for a Plan Year, the Compensation Committee will certify in writing that the applicable Performance Goals, and any other material terms or conditions of such award, have been satisfied. In making this certification, the Compensation Committee will be entitled to rely upon an appropriate officer’s certificate from the Company’s Chief Financial Officer. Upon approval by the Compensation Committee of the individual Incentive Bonus Awards, payment of all of the individual Incentive Bonus Awards for such Plan Year will be made in cash less the withholding of applicable taxes. Payment of an Incentive Bonus Award is contingent upon the Participant’s continued employment with the Company through the date payment is made; provided, however, such payment shall be made no later than 90 days after the Compensation Committee has provided the written certification required under this Article and no later than the end of the Plan Year following the Plan Year to which the Incentive Bonus Awards relate.

ARTICLE VI

Miscellaneous

6.1 Construction.  Nothing in this Plan or in any agreement or other instrument executed pursuant thereto shall be construed as conferring upon any Participant the right to receive an Incentive Bonus Award or to be continued in the employ of the Company and any rights conferred by this Plan may not be transferred, sold, assigned, pledged, anticipated or otherwise disposed of other than by will or intestate laws.

6.2 Amendment.  This Plan may be amended at any time by the Compensation Committee and may be terminated in whole or in part at any time by the Board of Directors.

Sequential Brands Group, Inc.

Admission Ticket

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 a.m., Eastern Time, on May 26, 2015.

Vote by Internet

- Go to **www.investorvote.com/SQBG**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4.

1. Election of Class I Directors:

	For	Against	Abstain		For	Against	Abstain
01 - Yehuda Shmidman	☐	☐	☐	02 - William Sweedler	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

2 3 D M

022M9A

2015 Annual Meeting Admission Ticket

2015 Annual Meeting of
Sequential Brands Group, Inc. Stockholders

Wednesday, May 27, 2015 10:00 am Eastern Time
Sequential Brands Group, Inc. Corporate Office
5 Bryant Park, 30th Floor, New York, NY 10018

Upon arrival, please present this admission ticket
and photo identification at the registration desk.

The 2015 Proxy Statement and the 2014 Annual Report to Stockholders are available at:
www.investorvote.com/SQBG

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Sequential Brands Group, Inc.

Notice of 2015 Annual Meeting of Stockholders

5 Bryant Park, 30th Floor, New York, NY 10018
Proxy Solicited by Board of Directors for Annual Meeting — May 27, 2015

The stockholder(s) hereby appoint(s) Yehuda Shmidman and Gary Klein, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Sequential Brands Group, Inc. to be held on May 27, 2015 or at any postponement or adjournment thereof.

The undersigned hereby revokes any proxy heretofore given to vote said shares, and hereby ratifies all that said proxies at the Annual Meeting or any adjournment or postponement thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR each nominee and FOR Proposals 2, 3 and 4.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

(Items to be voted appear on reverse side.)